Exhibit 2.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

dated as of

August 15, 2005

among

SKYWEST, INC.,

DELTA AIR LINES, INC.,

and

ASA HOLDINGS, INC.,

relating to the purchase and sale

of

100% of the Common Stock

of

Atlantic Southeast Airlines, Inc.

i

Section 3.26. Insurance
Section 3.27. Intellectual Property
Section 3.28. U.S. Citizen; Air Carrier
Section 3.29. Aircraft
Section 3.30. No Other Representations or Warranties

ARTICLE 4
Representations and Warranties of Buyer

Section 4.01. Corporate Existence and Power
Section 4.02. Corporate Authorization
Section 4.03. Governmental Authorization
Section 4.04. Noncontravention
Section 4.05. Finder’s Fees
Section 4.06. Financing
Section 4.07. Purchase for Investment
Section 4.08. Litigation
Section 4.09. Inspections

ARTICLE 5
Covenants of the Sellers

Section 5.01. Conduct of the Company
Section 5.02. Access to Information; Confidentiality
Section 5.03. Monthly Financial Statements
Section 5.04. Audited Financial Statements
Section 5.05. Notices of Certain Events
Section 5.06. Resignations
Section 5.07. Employee Stock Options

ARTICLE 6
Covenants of Buyer

Section 6.01. Confidentiality
Section 6.02. Delta Access; Confidentiality
Section 6.03. Trademarks; Tradenames
Section 6.04. Employee Stock Options

ARTICLE 7
Covenants of Buyer and the Sellers

Section 7.01. Best Efforts; Further Assurances
Section 7.02. Certain Filings
Section 7.03. Public Announcements
Section 7.04. Leases
Section 7.05. Workers’ Compensation; Surety Bonds
Section 7.06. Insurance

ARTICLE 8
Tax Matters

Section 8.01. Section 338(h)(10) Election
Section 8.02. Returns Due after Closing and Refunds
Section 8.03. Tax Sharing
Section 8.04. Cooperation on Tax Matters
Section 8.05. Tax Indemnification
Section 8.06. Purchase Price Adjustment

ARTICLE 9
Employee Benefits

Section 9.01. Employee Benefits

ARTICLE 10
Conditions to Closing

Section 10.01. Conditions to Obligations of Buyer and the Sellers
Section 10.02. Conditions to Obligation of Buyer
Section 10.03. Conditions to Obligation of the Sellers

ARTICLE 11
Survival; Indemnification

Section 11.01. Survival
Section 11.02. Indemnification
Section 11.03. Procedures
Section 11.04. Calculation of Damages
Section 11.05. Exclusivity
Section 11.06. Knowledge

ARTICLE 12
Termination

Section 12.01. Grounds for Termination
Section 12.02. Effect of Termination

ARTICLE 13
Miscellaneous

Section 13.01. Notices
Section 13.02. Amendments and Waivers
Section 13.03. Expenses
Section 13.04. Successors and Assigns
Section 13.05. Governing Law
Section 13.06. Jurisdiction
Section 13.07. WAIVER OF JURY TRIAL

Section 13.08. Specific Performance
Section 13.09. Counterparts; Effectiveness; Third-Party Beneficiaries
Section 13.10. Entire Agreement
Section 13.11. Severability
Section 13.12. Disclosure Schedules
Section 13.13. Construction

Exhibit A	–	Form of ASA Delta Connection Agreement
Exhibit B	–	Form of SkyWest Delta Connection Agreement
Exhibit C-1 to C-2		Forms of Guarantees
Exhibit D		Form of Master Services Agreement
Exhibit E	–	Form of Transition Administrative Services Agreement

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of August 15, 2005, by and among SkyWest, Inc., a Utah corporation (“Buyer”), Delta Air Lines, Inc., a Delaware corporation (“Delta”), and ASA Holdings, Inc., a Georgia corporation (“ASAH”).

W  I  T  N  E  S  S  E  T  H :

WHEREAS, Delta, through its subsidiary ASAH, is the beneficial owner of the Shares (as defined herein) and desires to sell the Shares to Buyer, and Buyer desires to purchase the Shares from ASAH, upon the terms and subject to the conditions hereinafter set forth.

The parties hereto agree as follows:

ARTICLE 1
Definitions

Section 1.01.  Definitions.  (a) The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Affiliated Group” means, with respect to federal income Taxes, any affiliated group of corporations (as defined in Section 1504(a) of the Code) of which the Company are members and, with respect to any state, local or foreign income, franchise or similar income-based Tax, the consolidated, combined or unitary group of which the Company is a member.

“ASA Delta Connection Agreement” means the agreement substantially in the form of Exhibit A amending and restating the Amended and Restated Delta Connection Agreement between Delta and the Company dated January 1, 2003, as amended.

“Auditor” means Deloitte & Touche LLP.

“Balance Sheet” means the unaudited balance sheet of the Company as of the Balance Sheet Date.

“Balance Sheet Date” means June 30, 2005.

“Base Cash” means $50,000,000.

“Base Intercompany Working Capital” means $(1,000,000).

“Base Working Capital” means $10,000,000 if the Closing Date occurs on or prior to August 31, 2005 and $5,000,000 if the Closing Date occurs on or after September 30, 2005 and for any date between August 31, 2005 and September 31, 2005, an amount that is pro rated for such date based on a linear interpolation.

“Business” means the business and operations of the Company as such are conducted by the Company as of the date hereof, including its airline operations.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are required by law to close.

“Buyer Material Adverse Effect” means a material adverse effect on the financial condition or results of operations of Buyer and its subsidiaries taken as a whole, except that an effect resulting from any of the following shall not be considered when determining if a Buyer Material Adverse Effect has occurred: (i) any change in national or international political, regulatory, economic, business or market conditions generally or in the geographic markets served by Buyer and its subsidiaries; or (ii) any change in conditions affecting the air transportation industry generally or the commuter or regional air transportation industry specifically, excluding in the case of each of the above clauses any change which materially disproportionately affects Buyer and its subsidiaries, taken as a whole.

“Closing Cash” means the amount of cash (including restricted cash collateralizing letters of credit extended on behalf of the Company in respect of workers’ compensation insurance) held by the Company as of the close of business on the Closing Date.

“Closing Date” means the date of the Closing.

“Closing Intercompany Working Capital” means the excess of Intercompany Receivables over Intercompany Payables as of the close of business on the Closing Date.  As used in this definition of “Closing Intercompany Working Capital,” the accounting items identified by capitalized terms above shall consist of only the accounting components set forth under each such term on Schedule 1.01, which correspond to the accounting components of the same name included and identified within the applicable line items in the Balance Sheet.

“Closing Working Capital” means the excess of Current Assets over Current Liabilities as of the close of business on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

“Combined Tax” means federal income Tax and any income, franchise or similar income-based Tax payable to any state, local or foreign taxing jurisdiction with respect to which the Company has filed or will file a Tax Return with a member of any Affiliated Group on an affiliated, consolidated, combined or unitary basis.

“Combined Tax Return” means any Tax Return reporting Combined Taxes of an Affiliated Group.

“Common Stock” means the common stock, par value $0.10 per share, of the Company.

“Company” means Atlantic Southeast Airlines, Inc., a Georgia corporation.

“Company Intellectual Property Rights” means all Intellectual Property Rights owned by, or licensed to, the Company.

“Company Material Adverse Effect” means a material adverse effect on the financial condition or results of operations of the Company, except that an effect resulting from any of the following shall not be considered when determining if a Company Material Adverse Effect has occurred: (i) any change in national or international political, regulatory, economic, business or market conditions generally or in the geographic markets served by the Company; or (ii) any change in conditions affecting the air transportation industry generally or the commuter or regional air transportation industry specifically, excluding in the case of each of the above clauses any change which materially disproportionately affects the Company.

“Current Assets” means the sum of the Company’s:

(x) Accounts Receivable, net of the Allowance for Doubtful Accounts,

(y) Spare Parts and Supplies; and

(z) Prepaid Expenses.

As used in this definition of “Current Assets,” the accounting items identified by capitalized terms above shall consist of only the accounting components set forth under each such term on Schedule 1.01, which correspond to the accounting components of the same name included and identified within the applicable line items in the Balance Sheet.  For the avoidance of doubt, the parties agree that “Current Assets” shall not include any amounts included in Closing Cash or Closing Intercompany Working Capital.

“Current Liabilities” means the sum of the Company’s:

(w) Payables,

(x) Accrued Salaries and Vacation Pay,

(y) Accrued Liabilities, and

(z) Accrued Taxes.

As used in this definition of “Current Liabilities,” the accounting items identified by capitalized terms above shall consist of only the accounting components set forth under each such term on Schedule 1.01, which correspond to the accounting components of the same name included and identified within the applicable line items in the Balance Sheet. For the avoidance of doubt, (i) “Accrued Taxes” shall not include Combined Taxes, separate state income Taxes resulting from the Section 338(h)(10) Election or any reserve for deferred Taxes established to reflect timing differences between book and Tax income and (ii) “Current Liabilities” shall not include any amounts included in the Closing Intercompany Working Capital.

“Delta Connection Agreements” means each of (i) the ASA Delta Connection Agreement and (ii) the SkyWest Delta Connection Agreement, in each case to be executed by the applicable parties on the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means Delta and any other entity which would be treated as a single employer with the Company under Section 414 of the Code.

“Escrow Agreement” means the escrow agreement to be entered into pursuant to the provisions of Schedule 2.01 of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Final Cash” means Closing Cash as shown in Delta’s calculation delivered pursuant to Section 2.03(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.03(b); or, if such a notice of disagreement is delivered, as agreed by Buyer and Delta pursuant to Section 2.03(c) or, in the absence of such agreement, as shown in the Independent Firm’s calculation delivered pursuant to Section 2.03(c); provided that, in no event shall Final Cash be more than Delta’s calculation of Closing Cash delivered pursuant to Section 2.03(a) or less than Buyer’s calculation of Closing Cash delivered pursuant to Section 2.03(b).

“Final Intercompany Working Capital” means Closing Intercompany Working Capital as shown in Delta’s calculation delivered pursuant to Section 2.03(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.03(b); or, if such a notice of disagreement is delivered, as agreed by Buyer and Delta pursuant to Section 2.03(c) or, in the absence of such agreement, as shown in the Independent Firm’s calculation delivered pursuant to

Section 2.03(c); provided that, in no event shall Closing Intercompany Working Capital be more than Delta’s calculation of Closing Intercompany Working Capital delivered pursuant to Section 2.03(a) or less than Buyer’s calculation of Closing Intercompany Working Capital delivered pursuant to Section 2.03(b).

“Final Working Capital” means Closing Working Capital as shown in Delta’s calculation delivered pursuant to Section 2.03(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.03(b); or, if such a notice of disagreement is delivered, as agreed by Buyer and Delta pursuant to Section 2.03(c) or, in the absence of such agreement, as shown in the Independent Firm’s calculation delivered pursuant to Section 2.03(c); provided that, in no event shall Final Working Capital be more than Delta’s calculation of Closing Working Capital delivered pursuant to Section 2.03(a) or less than Buyer’s calculation of Closing Working Capital delivered pursuant to Section 2.03(b).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any federal, state, local or foreign government or any subdivision, agency, instrumentality, authority, department, commission, board or bureau thereof or any federal, state, local or foreign court, tribunal or arbitrator.

“Guarantees” means collectively, (A) a guarantee substantially in the form of Exhibit C-1 by Buyer guaranteeing the obligations of SkyWest under the SkyWest Delta Connection Agreement and (B) a guarantee substantially in the form of Exhibit C-2 by Buyer guaranteeing the obligations of the Company under the ASA Delta Connection Agreement.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property Right” means any trademark, service mark, trade name, invention, patent, trade secret, copyright, know how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

“Knowledge of Delta,” “Delta’s Knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge, without investigation, of the individuals listed on Schedule 1.02.

“Laws” means any law, regulation, rule, order, judgment or decree of a Governmental Authority.

 “Lien” means, with respect to any property or asset, any and all liens, encumbrances, charges, security interests, options, mortgages, easements or pledges in respect of such property or asset.

“Master Services Agreement” means an agreement between Delta Technology, Inc. and the Company, substantially in the form of Exhibit D, to be executed on the Closing Date.

“Pension Plan” means any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code.

“Permitted Liens” mean: (i) specific Liens reflected or reserved against in the Balance Sheet or disclosed in the notes thereto; (ii) Taxes and general and special assessments not in default and payable without penalty or interest or being contested in good faith; (iii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith; or (iv) Liens arising or incurred in the ordinary course of business since the Balance Sheet Date, which individually or in the aggregate do not have a Company Material Adverse Effect.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.

“Real Property” means all real property that is owned or leased by the Company (other than leases of “gates” and related airport facilities at United States or foreign airports).

“Related Agreements” means, collectively, each of the Delta Connection Agreements, the Escrow Agreement, the Guarantees, the Transition Administrative Services Agreement and the Master Services Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sellers” means, collectively, Delta and ASAH.

“Shares” means 1,000 shares of Common Stock.

“SkyWest” means SkyWest Airlines, Inc., a Utah corporation.

“SkyWest Delta Connection Agreement” means the agreement substantially in the form of Exhibit B amending and restating the Delta Connection Agreement between Delta and SkyWest dated July 1, 1990, as amended.

“Subsidiary” means, as of any time, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at such time directly or indirectly owned by the Company.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other person.

“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including deductions and credits related to alternative minimum Taxes) and losses or deductions deferred by the Code or other applicable law (including pursuant to Section 163(e)(3) or Section 163(j) of the Code).

“Tax Audit” shall mean any notice of deficiency, proposed adjustment, adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim regarding Taxes.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any governmental authority (domestic or foreign) responsible for the imposition of any Tax.

“Transition Administrative Services Agreement” means an agreement between Delta and the Company, substantially in the form of Exhibit E, to be executed on the Closing Date.

“Transportation Code” means 49 U.S.C. subtitle VII, as amended, and any successor statute thereto and the Federal Aviation Regulations issued or promulgated pursuant thereto.

(b)                                 Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Allocation Report	8.01
ASAH	Preamble
Audited Financial Statements	3.08
Buyer	Preamble
CERCLA	3.20
Claim	11.03
Closing	2.02
Closing Adjustment Statement	2.03
Collective Bargaining Agreements	3.16
Company Permits	3.07
Company Securities	3.05
Contingent Additional Amount	2.01
Confidentiality Agreement	6.01
Damages	11.02
Delta	Preamble
Delta Equity Compensation	5.07
Delta Plans	3.15
DOT	3.03
DOT Exemption	3.03
Employee Plans	3.15
Environmental Laws	3.20
Environmental Permits	3.20
Estimated Purchase Price	2.01
Estimated Purchase Price Statement	2.01
FAA	3.03
FAA Notice	3.03
Financial Statements	3.08
Indemnified Party	11.03
Indemnifying Party	11.03
Independent Firm	2.03
Insurance Policies	3.26
Maintenance Schedule	3.29
Material Contracts	3.25
Materials of Environmental Concern	3.20

Term	Section
Non-Income Taxes	8.02
PBGC	3.15
PCBs	3.20
Purchase Price	2.01
Related Party	3.17
Schedules	Article 3
Section 338(h)(10) Election	8.01
Tax Loss	8.05
Third Party Claim	11.03
Unaudited Financial Statements	3.08
Warranty Breach	11.02

Section 1.02.  Other Definitional and Interpretative Provisions.  Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one Person are joint and several.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2
PURCHASE AND SALE

Section 2.01.  Purchase and Sale.  (a) Upon the terms and subject to the conditions of this Agreement, ASAH agrees to sell to Buyer, Delta agrees to cause ASAH to sell to Buyer, and Buyer agrees to purchase from ASAH, the Shares at the Closing.  The purchase price (the “Purchase Price”) is $425 million of which $330 million is payable at Closing and $95 million is payable as part of the Contingent Additional Amount. The following amounts will be paid by Buyer to ASAH or ASAH to Buyer, as applicable, under this Agreement: (1) $350 million in immediately available funds at the Closing payable by Buyer to ASAH (representing $330 million in Purchase Price and $20 million for certain aircraft financing deposits), (2) $125 million (representing $95 million in Purchase Price and $30 million for aircraft financing deposits) (the “Contingent Additional Amount”) which shall be payable by Buyer to ASAH only upon the satisfaction of the conditions, and in accordance with the terms, specified on Schedule 2.01 and terms specified in the Escrow Agreement and which Contingent Additional Amount shall be subject to reduction in accordance with the terms of this Agreement and the Escrow Agreement, (3) the excess of Closing Working Capital over Base Working Capital (from Buyer to ASAH) or the excess of Base Working Capital over Closing Working Capital (from ASAH to Buyer), as the case may be, (4)  the excess of Closing Cash over Base Cash (from Buyer to ASAH) or the excess of Base Cash over Closing Cash (from ASAH to Buyer), as the case may be and (5) the excess, if any, of Base Intercompany Working Capital over Closing Intercompany Working Capital from ASAH to Buyer.  The amounts payable hereunder shall be paid as provided in Section 2.02 and adjusted as set forth in Section 2.04. The provisions set forth in Schedule 2.01 are incorporated by reference in this Section 2.01 as if fully set forth herein, and each party agrees to perform and comply with each covenant and agreement applicable to it as set forth therein.

(b)                   No later than five Business Days prior to the Closing Date, and no earlier than ten Business Days prior to the Closing Date, Delta shall deliver to Buyer a statement setting forth its good faith estimate of (i) Closing Working Capital, Closing Cash and Closing Intercompany Working Capital and (ii) the corresponding amount of the Purchase Price based on such estimates (the “Estimated Purchase Price”), accompanied by a reasonably detailed computation of such estimates, including supporting schedules and other relevant information (such statement, the “Estimated Purchase Price Statement”). The Estimated Purchase Price Statement shall (x) be prepared in accordance with GAAP applied on a basis consistent with the accounting principles used in the preparation of the Balance Sheet, (y) include line items entitled “Cash” and all of the line items described in the definitions of “Current Assets”, “Current Liabilities” and “Closing Intercompany Working Capital” and (z) be prepared using the same accounting methods, practices and procedures used in the preparation of the Balance Sheet.

Section 2.02.  Closing.  The closing (the “Closing”) of the purchase and sale of the Shares hereunder shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, as soon as possible, but in no event later than five Business Days, after satisfaction or waiver of the conditions set forth in Article 10 (other than those conditions which, by their nature, will be satisfied at the Closing), or at such other time or place as Buyer and ASAH may agree.  At the Closing:

(a)                                  Buyer shall deliver to ASAH (i) the Estimated Purchase Price plus (ii) $20 million (representing certain aircraft financing deposits) minus (iii) $95 million (representing the portion of the Purchase Price included in the definition of Contingent Additional Amount) in immediately available funds by wire transfer to an account of ASAH with a bank in New York City designated by ASAH, by notice to Buyer, which notice shall be delivered not later than two Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of ASAH in such amount). In addition, Buyer shall deposit $95 million in the Escrow Account as required pursuant to Schedule 2.01.

(b)                                 ASAH shall, and Delta shall cause ASAH to, deliver to Buyer certificates for the Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto.

(c)                                  The Sellers and Buyer shall deliver the other certificates and documents contemplated by Article 10.

Section 2.03.  Closing Working Capital; Closing Cash; Closing Intercompany Working Capital.  (a) As promptly as practicable, but no later than 60 days, after the Closing Date, Delta and ASAH will cause to be prepared and delivered to Buyer a statement (the “Closing Adjustment Statement”) setting forth Delta’s calculation of Closing Working Capital, Closing Cash and Closing Intercompany Working Capital.  The Closing Adjustment Statement shall (x) be prepared in accordance with GAAP applied on a basis consistent with the accounting principles used in the preparation of the Balance Sheet, (y) include line items entitled “Cash” and all of the line items described in the definitions of “Current Assets”, “Current Liabilities” and “Closing Intercompany Working Capital” and (z) be prepared using the same accounting methods, practices and procedures used in the preparation of the Balance Sheet and the Estimated Purchase Price Statement. For the purposes of the purchase price adjustment provisions of this Agreement, in the event of any conflict between GAAP on the one hand and consistency of application of accounting principles used in the preparation of the Balance Sheet on the other hand, consistency shall override GAAP.

(b)                                 If Buyer disagrees with Delta’s calculation of Closing Working Capital, Closing Cash or Closing Intercompany Working Capital, Buyer may, within 30 days after delivery of the Closing Adjustment Statement, deliver a notice to Delta disagreeing with such calculations and setting forth Buyer’s calculation of such amounts.  Any such notice of disagreement shall be in writing and shall specify in reasonable detail those items or amounts as to which Buyer disagrees, and Buyer shall be deemed to have agreed with all other items and amounts contained in the Closing Adjustment Statement and the calculation of Closing Working Capital, Closing Cash and Closing Intercompany Working Capital delivered pursuant to Section 2.03(a).

(c)                                  If a notice of disagreement shall be delivered pursuant to Section 2.03(b), Buyer and Delta shall, during the 30 days following such delivery, use their best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Working Capital, Closing Cash and Closing Intercompany Working Capital, which amount of Closing Working Capital, Closing Cash and Closing Intercompany Working Capital shall, in each case, not be less than the amount thereof shown in Buyer’s calculations delivered pursuant to Section 2.03(b) nor more than the amount thereof shown in Delta’s calculation delivered pursuant to Section 2.03(a).  If, during such period, Buyer and Delta are unable to reach such agreement, they shall promptly, and in no event more than thirty days, thereafter choose a mutually acceptable, nationally recognized accounting firm with no material relationship with any party hereto or its Affiliates (the “Independent Firm”) and cause the Independent Firm to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Working Capital, Closing Cash and Closing Intercompany Working Capital.  In making such calculation, the Independent Firm shall consider only those items or amounts in the Closing Adjustment Statement as to which Buyer has disagreed.  The Independent Firm shall deliver to Buyer and Delta, as promptly as practicable, a report setting forth such calculation.  Such report shall be final and binding upon Buyer and the Sellers.  The cost of such review and report shall be borne equally by Buyer and Delta.

(d)                                 Buyer and Delta agree that they will, and will cause their respective independent accountants and the Company and ASAH to, cooperate and participate in the preparation of the Estimated Purchase Price Statement and the Closing Adjustment Statement and the calculation of Closing Working Capital, Closing Cash and Closing Intercompany Working Capital and Final Working Capital, Final Cash and Final Intercompany Working Capital and in the conduct of the reviews referred to in this Section 2.03, including allowing Buyer and its representative independent accountants a reasonable opportunity to be present at Delta’s facility during such preparation and to request materials and information relating to preparation of the foregoing and making available as reasonably requested books, records, work papers and personnel, subject (in the case of access to independent accountants’ work papers) to the execution by the party seeking such access of a customary release from liability and indemnification of such independent accountants.

(e)                                  Except for Intercompany Payables and Intercompany Receivables included in the calculation of Closing Intercompany Working Capital in accordance with Schedule 1.01, all intercompany indebtedness and obligations immediately prior to Closing between the Company on the one hand, and the Sellers and their Affiliates, on the other hand, shall be cancelled and terminated. Without limiting the foregoing, such cancellation and termination includes the cancellation and termination of all obligations of the Company to repay to Sellers or their Affiliates any aircraft deposits previously paid by Sellers or their Affiliates on behalf of the Company.

Section 2.04.  Adjustment of Purchase Price.  (a) If Final Working Capital exceeds Closing Working Capital as shown in the Estimated Purchase Price Statement, Buyer shall pay to ASAH, in the manner and with interest as provided in Section 2.04(d), the amount of such excess. If Closing Working Capital as shown in the Estimated Purchase Price Statement exceeds Final Working Capital, the Contingent Additional Amount shall be reduced, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 2.04(e), by the amount of such excess.

(b)                                 If Final Cash exceeds Closing Cash as shown in the Estimated Purchase Price Statement, Buyer shall pay to ASAH, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 2.04(d), the amount of such excess.  If Closing Cash as shown in the Estimated Purchase Price Statement exceeds Final Cash, the Contingent Additional Amount shall be reduced, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 2.04(e), by the amount of such excess.

(c)                                  If Final Intercompany Working Capital exceeds Closing Intercompany Working Capital as shown in the Estimated Purchase Price Statement, Buyer shall pay to ASAH, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 2.04(d), the amount of such excess not to exceed the excess of Base Intercompany Working Capital over the Closing Intercompany Working Capital.  If Closing Intercompany Working Capital as shown in the Estimated Purchase Price Statement exceeds Final Intercompany Working Capital, the Contingent Additional Amount shall be reduced, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 2.04(e), by the lesser of (i) the excess of Closing Intercompany Working Capital over Final Intercompany Working Capital and (ii) the excess of Base Intercompany Working Capital over Final Intercompany Working Capital.

(d)                                 Payments due to ASAH from Buyer pursuant to Section 2.04(a) or Section 2.04(b) shall be made at a mutually convenient time and place within ten days after Final Working Capital, Final Cash and Final Intercompany Working Capital, as applicable, have been finally determined pursuant to Section 2.03 above by delivery by Buyer, as the case may be, of a certified or official bank check payable in immediately available funds to ASAH or by causing such payments to be credited to such account of ASAH as it may designate.  The amount of any payment to be made pursuant to this Section shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the Prime Rate as published in the Wall Street Journal, Eastern Edition in effect from time to time during the period from the Closing Date to the date of payment.  Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

(e)                                  Reductions in the Contingent Additional Amount pursuant to Section 2.04(a) or Section 2.04(b) shall be made as of the day following the date that Final Working Capital, Final Cash and Final Intercompany Working Capital, as applicable, have been finally determined pursuant to Section 2.03 above.  The amount of any reduction in the Contingent Additional Amount made pursuant to this Section shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the Prime Rate as published in the Wall Street Journal, Eastern Edition, in effect from time to time during the period from the Closing Date to the date of payment.  Such interest shall also be reduced from the Contingent Additional Amount at the same time as the reduction pursuant to Section 2.04(a) or Section 2.04(b) to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed. Notwithstanding anything to the contrary contained herein, if the Contingent Additional Amount has been released to ASAH pursuant to the provisions of Schedule 2.01 and the Escrow Agreement and the Withheld Amount (as defined in Schedule 2.01) is insufficient to satisfy ASAH’s obligations to Buyer under Section 2.04(a) or Section 2.04(b), then such obligations shall be settled in cash.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Subject to any exceptions set forth in the Disclosure Schedules to this Agreement (collectively, the “Schedules”), each of the Sellers makes the following representations and warranties to Buyer with respect to itself and the Company as of the date hereof (except to the extent expressly relating to a specific date, in which event such representation or warranty shall be made as of such date), which shall be unaffected by any investigation heretofore or hereafter made by or on behalf of Buyer:

Section 3.01.  Corporate Existence and Power.  Each of the Sellers and the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted.  Each of the Sellers and the Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not have a Company Material Adverse Effect.  Attached as Schedule 3.01 are true and correct copies of the articles of incorporation and bylaws of the Company as in effect on the date hereof.

Section 3.02.  Corporate Authorization and Binding Effect.  The execution, delivery and performance by each Seller of this Agreement, and by each Seller and the Company of the Related Agreement to which it is a party, and the consummation by each of the Sellers and the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate and shareholder action by each of the Sellers and the Company.  Each of the Sellers and the Company has full power and authority to execute and deliver this Agreement and each Related Agreement to which it is a party and to perform its obligations hereunder and thereunder.  This Agreement and each Related Agreement to which it is a party has been duly executed and delivered by Sellers and the Company and, assuming due and valid authorization, execution and delivery thereof by Buyer, this Agreement and each Related Agreement is a valid and binding obligation of each of the Sellers and the Company party thereto, enforceable in accordance with its terms and conditions (subject to the laws of bankruptcy, insolvency, moratorium and similar laws and general equitable principles).

Section 3.03.  Governmental Authorization.  The execution, delivery and performance by the Sellers of this Agreement and the consummation by the Sellers of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act, (ii) notice to the Federal Aviation Administration (“FAA”) pursuant to Title 14, Part 119, section 36 of the Code of Federal Regulations (the “FAA Notice”), (iii) the grant by the Department of Transportation (“DOT”) of an exemption from or approval under the provisions of Section 41105 of Title 49 of the United States Code (the “DOT Exemption”) and (iv) any such action or filing as to which the failure to make or obtain would not have a Company Material Adverse Effect.

Section 3.04.  Noncontravention.  The execution, delivery and performance by the Sellers of this Agreement and by each of the Sellers and the Company to each Related Agreement and the consummation by the Sellers and the Company of the transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the certificates or articles of incorporation or bylaws of any of the Sellers or the Company; (ii) assuming compliance with the matters referred to in Section 3.03, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to either of the Sellers or the Company or any of their respective properties or assets; (iii) result in a violation or a breach of, or constitute a default or require any consent under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled under any provision of any note, bond, mortgage, indenture, lease, agreement, contract, obligation or other instrument to which the Company is bound, or any license, franchise, permit or other similar authorization held by the Company; or (iv) result in the creation or imposition of any Lien on any asset of the Company, except for any Permitted Liens, except in the case of clauses (ii) and (iii), for such matters as would not have a Company Material Adverse Effect or materially impair or delay the ability of either of the Sellers to consummate the transactions contemplated by this Agreement.

Section 3.05.  Capitalization.  The authorized capital stock of the Company consists of 100,000 shares of Common Stock.  There are outstanding 1,000 shares of Common Stock.  All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, nonassessable and free from preemptive rights.  Except as set forth in this Section 3.05, there are no outstanding (i) shares of capital stock or other voting securities of or other ownership interests in the Company; (ii)) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of or other ownership interests in the Company; or (iii) options or other rights to acquire from the Company, or any obligation of the Company to issue, transfer or sell, any capital stock or voting securities of or other ownership interests in the Company or securities convertible into or exchangeable for capital stock or voting securities of or other ownership interests in the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”).  There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities.  The Company does not have any Subsidiaries.

Section 3.06.  Ownership of Shares.  ASAH is the record and beneficial owner of the Shares, free and clear of any Lien, and will transfer and deliver to Buyer at the Closing valid title to the Shares, free and clear of any Lien.  All of the capital stock and other voting securities of ASAH are beneficially owned by Delta.

Section 3.07.  Permits; Compliance.  (a) Except as would not have a Company Material Adverse Effect, the Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, takeoff and landing authorizations (including “slots” or “gates” at United States and foreign airports), clearances and orders of any Governmental Authority necessary for the Company to operate its scheduled air transportation business as currently conducted, to own, lease and operate its properties and to carry on the Business (the “Company Permits”).  The use and operation by the Company of its properties and the conduct of the Business comply with the requirements and conditions of all Company Permits, including all applicable operating certificates and authorities, common carrier obligations and airworthiness directives, except where the failure to comply would not have a Company Material Adverse Effect.  Schedule 3.07 sets forth a list of jurisdictions outside the United States where the Company currently holds operating permits and authorities to operate flights to and from the listed foreign country.

(b)                                 All of the Company Permits are valid and in full force and effect, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect.  To the Knowledge of Delta, no suspension, cancellation or limitation of any of the Company Permits is threatened, except where such suspension, cancellation or limitation of any of the Company Permits would not have a Company Material Adverse Effect.

(c)                                  A certificate of airworthiness for each aircraft of the Company has been duly issued pursuant to relevant federal aviation laws and is in full force and effect (except for the period of time any aircraft may be out of service and such certificate is suspended in connection therewith).  Each aircraft owned by the Company is duly registered in the name of the Company in accordance with federal aviation laws and is not registered under the laws of any other country.  Each aircraft used by the Company but owned by a third party is duly registered in the name of such third party in accordance with all applicable federal aviation laws and the Company is authorized to use such aircraft under all applicable federal aviation laws.

Section 3.08.  Financial Statements.  (a) The audited consolidated balance sheets of the Company as of December 31, 2004, 2003 and 2002 and the related audited consolidated statements of income, cash flows and stockholders equity for each of the years ended December 31, 2004, 2003 and 2002 (collectively, the “Audited Financial Statements”) and the unaudited interim consolidated balance sheets of the Company as of June 30, 2004 and the Balance Sheet Date, and the related unaudited interim consolidated statements of income, cash flows and stockholders equity for the six month periods ended on June 30, 2004 and the Balance Sheet Date (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”), in each case as previously delivered to Buyer, fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the financial position of the Company as of the dates thereof and their consolidated results of operations, cash flows and stockholders equity for the periods then ended (except that the Unaudited Financial Statements have not been audited by an independent registered public accounting firm and do not contain all notes required in audited financial statements prepared in accordance with GAAP and may be subject to normal audit adjustments and normal annual adjustments).

(b)                                 The Auditor has provided a letter to Delta’s Audit Committee stating that as of October 28, 2004, they are independent accountants with respect to Delta and its subsidiaries within the meaning of the securities laws administered by the Securities and Exchange Commission and Delta has no Knowledge of any facts arising since such date that would result in the Auditor being no longer considered independent with respect to Delta as aforesaid.

Section 3.09.  Books and Records.  The books of account, minute books and stock record books of the Company are complete and correct in all material respects and have been maintained in accordance with reasonable and customary business practices.  The minute books of the Company contain records that are complete and correct in all material respects of all meetings of, and corporate action taken by (including all actions by unanimous written consent), the shareholders and directors of the Company since January 1, 2000.  True and complete copies of all minute books and all stock record books of the Company have heretofore been made available to Buyer.

Section 3.10.  Absence of Certain Changes.  Except as disclosed in Schedule 3.10, since the Balance Sheet Date, the Company has conducted its business in the ordinary course consistent with past practices and there has not been:

(a)                                  any event, occurrence or development which has had a Company Material Adverse Effect;

(b)                                 any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company;

(c)                                  any amendment of any material term of any outstanding security of the Company;

(d)                                 any incurrence, assumption, amendment or guarantee by the Company of any indebtedness for borrowed money, or any foreign currency, hedging, financial derivatives or similar transactions, other than in the ordinary course of business and consistent with past practices;

(e)                                  any creation or assumption by the Company of any Lien, other than Permitted Liens, on any asset of the Company;

(f)                                    (i) any making of any loan, advance or capital contribution to or investment in any Person by the Company other than loans, advances, capital contributions or investments made in the ordinary course of business consistent with past practices or (ii) any amendment of the terms of any loan to executive officers or directors;

(g)                                 any transaction or commitment made, or any contract or agreement entered into, by the Company relating to its assets or the Business (including the acquisition or disposition of any assets), in either case, material to the Company, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

(h)                                 any material change in any method of accounting or accounting practice by the Company, except for any such change required by reason of a concurrent change in GAAP or applicable law;

(i)                                     any payment, discharge or satisfaction of any material claim, liability or obligation, except in the ordinary course of business or pursuant to the terms of any Material Contract;

(j)                                     any material modification to a Material Contract;

(k)                                  except as required under applicable law or pursuant to existing agreements, any (i) grant of any severance or termination pay to any director, officer or employee of the Company, (ii) increase in compensation, bonus or other benefits payable under any severance or retirement or termination pay policies of the Company, (iii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or (iv) adoption of any new Employee Plan or modification of any Employee Plan, in the case of each of clauses (i) through (iv), other than in the ordinary course of business consistent with past practices; or

(l)                                     any disposal or lapse of any rights to the use of any Intellectual Property Right, which would have a Company Material Adverse Effect.

Section 3.11.  No Undisclosed Material Liabilities.  There are no liabilities or obligations of the Company of any kind, other than:

(a)                                  liabilities or obligations disclosed or provided for in the Balance Sheet or the notes thereto;

(b)                                 liabilities or obligations incurred in the ordinary course of business since the Balance Sheet Date;

(c)                                  liabilities or obligations under this Agreement;

(d)                                 liabilities or obligations set forth on Schedule 3.11; and

(e)                                  other liabilities or obligations which in the aggregate would not have a Company Material Adverse Effect.

Section 3.12.  Intercompany Accounts.  Schedule 3.12 contains a complete list of all intercompany balances as of the Balance Sheet Date between Delta and its Affiliates, on the one hand, and the Company, on the other hand.  Except as set forth in the Schedules, since the Balance Sheet Date there has not been any accrual of liability by the Company to Delta or any of its Affiliates, any waiver or release of any obligation or liability of Delta or its Affiliates to the Company or other transaction between the Company and Delta or any of its Affiliates, except in the ordinary course of business of the Company consistent with past practices.  All liabilities or obligations incurred by the Company to Delta or its Affiliates since the Balance Sheet Date in excess of $5,000,000 individually are set forth in Schedule 3.12.

Section 3.13.  Litigation.  As of the date of this Agreement, there is no judicial or administrative action, suit or proceeding pending, or to the Knowledge of Delta, threatened against ASAH or the Company or relating to the Business, any of the Company’s properties or any of the officers or directors of such companies before any court or arbitrator or before or by any Governmental Authority that would, individually or in the aggregate, have a Company Material Adverse Effect.  Neither ASAH nor the Company is subject to any judgment, order or decree that would result in a Company Material Adverse Effect.

Section 3.14.  Taxes.  (a) Each Affiliated Group has timely filed all Combined Tax Returns that it was required to file for each taxable period during which the Company was a member of the Affiliated Group.  All such Combined Tax Returns were correct and complete in all material respects, and prepared in substantial compliance with all applicable laws and regulations.  All income Taxes shown or required to be shown on such Combined Tax Returns have been paid.

(b)                                 The Company has also separately filed all material Tax Returns (other than Combined Tax Returns) that it was required to file for each taxable period.  All such Tax Returns were timely filed, correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations.  The Company has paid all material Taxes shown or required to be shown on such separate Tax Returns.

(c)                                  To the Knowledge of Delta, no claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.  There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(d)                                 To the Knowledge of Delta, the Company has withheld and paid all employment, sales, use and other Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor or other third party.

(e)                                  There is no pending or, to the Knowledge of Delta, any threatened dispute or claim concerning any material Tax liability of the Company for any taxable period during which the Company was a member of the Seller’s Affiliated Group.  Except as listed on Schedule 3.14(e), neither the Company nor any Affiliated Group has waived any statute of limitations in respect of any material Taxes or agreed to any extension of time with respect to a material income Tax assessment or deficiency.

(f)                                    Delta has or will file a consolidated federal income Tax Return with ASAH and the Company for the Company’s taxable year immediately preceding the taxable year of Closing, and Sellers are eligible to make a Section 338(h)(10) Election with respect to the sale of the Shares.  Except as listed on Schedule 3.14(f), the Company has no liability for the Taxes of any other person (i) under Treasury Regulation Section 1.1502-6 or other similar provision of state, local, or foreign law, (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

Section 3.15.  Employee Plans.  (a) Schedule 3.15(a) contains a correct and complete list identifying each “employee benefit plan”, as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation (whether or not such plan or arrangement is qualified under Section 401(a) of the Code), vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including pension, health, medical or life insurance benefits) which (i) is maintained, administered or contributed to by the Company or any ERISA Affiliate and (ii) covers any employee or former employee of the Company, or with respect to which the Company has any actual or potential liability.  Current and complete copies of such plans (and, if applicable, related trust or funding agreements or insurance policies and the most recent summary plan description) and all amendments thereto and written interpretations thereof have been made available to Buyer together with the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) and tax returns (Form 990) prepared in connection with any such plan or trust.  Such plans are referred to collectively herein as the “Employee Plans”.

(b)                                 The Company does not presently sponsor, maintain or contribute to, and has not in the past sponsored, maintained or contributed to, or agreed to sponsor, maintain or contribute to, any Pension Plan.

(c)                                  Each Employee Plan (and all related trusts, insurance contracts and funds): (i) has been maintained, funded and administered in accordance with its terms; and (ii) complies with all applicable provisions of ERISA, the Code, and all other statutes, orders, laws, rules and regulations, except for instances in which failure to meet the requirements of clauses (i) or (ii) of this Section 3.15(c) do not individually or in the aggregate have a Company Material Adverse Effect.  No events have occurred with respect to any Employee Plan that could result in payment or assessment of any material excise taxes under the Code or any material penalties or liability under Title I or Title IV of ERISA.

(d)                                 Each Employee Plan which is intended to be qualified under Section 401(a) of the Code or designated to qualify as tax exempt under Section 501(c)(9) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code.  Sellers have made available to the Buyer copies of the most recent Internal Revenue Service determination or tax exemption letters with respect to each such Employee Plan.

(e)                                  Except as set forth on Schedule 3.15(e), the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or director of the Company to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan. There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company that, individually or collectively, would give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 162(m) or 280G of the Code.

(f)                                    Except as set forth on Schedule 3.15(f), the Company does not have any liability (accrued, absolute, contingent or otherwise) in respect of post-retirement health, medical or life insurance benefits or other welfare benefits for retired, former or current employees of the Company (or their spouses or dependents) except as required to avoid excise Taxes under Section 4980B of the Code.

(g)                                 There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2004.

(h)                                 There is no action, suit or proceeding pending, or to the Knowledge of Delta, threatened (and, to the Knowledge of Delta, there is no investigation pending or threatened) against or relating to any Employee Plan before any court or arbitrator or before or by any governmental body, agency or official that would have a Company Material Adverse Effect.

(i)                                     Except for the Delta Air Lines, Inc. Delta Retirement Plan, Delta Air Lines, Inc. Pilots Retirement Plan, Western Airlines, Inc. Pilots Defined Benefit Pension Plan, Delta Pilot Defined Contribution Plan and Delta Airlines, Inc. Money Purchase Pension Plan (collectively, the “Delta Plans”), no ERISA Affiliate has sponsored, maintained, contributed to or incurred any obligation or liability (whether accrued, absolute, contingent or otherwise) under any Pension Plan.  No Pension Plan maintained by an ERISA Affiliate or to which an ERISA Affiliate has contributed or has any liability is a “multiemployer plan” within the meaning of Section 3(37) of ERISA.  In the case of any Pension Plan maintained or sponsored by an ERISA Affiliate or as to which any ERISA Affiliate has any obligation to contribute or liability: (i) such Pension Plan has not been completely or partially terminated or been the subject of a material “reportable event” within the meaning of Section 4043 of ERISA; (ii) no proceeding by the Pension Benefit Guaranty Corporation (“PBGC”) to terminate such Pension Plan is pending or to the Knowledge of Delta threatened; (iii) all minimum funding contributions (including required quarterly installments) required under Section 412 of the Code and Section 302(c) of ERISA for all plan years have been paid when due, and there is no waiver of the minimum funding standards in effect; (iv) no liens have been imposed under Section 412(n) of the Code or Section 302(f) of ERISA for any period in which the Company was a member of the ERISA Affiliate’s “controlled group” within the meaning of Code Section 412(n)(6)(B); and (v) neither the Company nor any of its employees or officers have incurred any liability to the PBGC or otherwise under Title IV of ERISA or the Code.

Section 3.16.  Labor Matters.  (a) Schedule 3.16 identifies all collective bargaining agreements (including any side letters, supplemental agreement or memorandum of understanding relating thereto) covering employees of the Company (collectively, the “Collective Bargaining Agreements”).  Delta has made available to Buyer copies of all such Collective Bargaining Agreements.

(b)                                 Except as disclosed in Schedule 3.16(b), at the date of this Agreement:

(i)                                     there are no controversies pending or, to the Knowledge of Delta, threatened between the Company and any of its employees that would have a Company Material Adverse Effect;

(ii)                                  the Company has not breached in any material respect or otherwise failed to comply in any material respect with any provision of any Collective Bargaining Agreement applicable to persons employed by the Company, nor, to the Knowledge of Delta, has any such breach or failure been alleged, and there are no material grievances outstanding against the Company thereunder, in each case which would have a Company Material Adverse Effect;

(iii)                               to the Knowledge of Delta, there is no petition pending before the National Mediation Board seeking certification or any change in certification of a labor representative with respect to any craft or class of employees of the Company;

(iv)                              there is no strike, slowdown, work stoppage, labor action or lockout or, to the Knowledge of Delta, threat thereof, by or with respect to any employees of the Company; and

(v)                                 there is no complaint for violation of the Railway Labor Act, 45 U.S.C. § 8, as amended, against the Company pending before any Governmental Authority.

Section 3.17.  Transactions with Affiliates.  Except as disclosed in Schedule 3.17, no Related Party (as defined below) of the Company is presently, or has been since January 1, 2004, a party to any transaction, contract, agreement, instrument, commitment, understanding or other arrangement or relationship with the Company (other than for services as an employee, officer and director) in which the amount involved exceeds $60,000 and in which such Related Party has, or will have, a direct or indirect material interest, whether for the furnishing of services to or by, providing for rental of real or personal property to or from or otherwise requiring payments or consideration to or from any such Related Party.  No Related Party (except for any Related Party under clause (i) of the definition below by virtue of ownership of the Company) has any direct or indirect material ownership interest in any Person in which the Company has any direct or indirect ownership interest.  A “Related Party” is (i) either of the Sellers or any of their Affiliates other than the Company; (ii) any director or executive officer of the Company or its Affiliates; (iii) any nominee for election as a director of the Company or its Affiliates; or (iv) any member of the “immediate family” of the foregoing persons (as defined in Item 404 of Regulation S-K promulgated under the Exchange Act).

Section 3.18.  Certain Business Practices.  To the Knowledge of Delta, neither the Company nor any of its directors, officers employees or any other person authorized to act on behalf of the Company has used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to any foreign or domestic government official or employee from corporate funds.

Section 3.19.  Finder’s Fees.  Except for Goldman, Sachs & Co., whose fees shall be borne entirely by the Sellers, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any of the Sellers or the Company who might be entitled to any fee or commission from Buyer or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 3.20.  Environmental Matters.  (a) Except as to matters that would not have a Company Material Adverse Effect:

(i)                                     no communication (written or oral), demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no third-party investigation, claim, suit, proceeding or review is pending or, to the Knowledge of Delta, is threatened by any Governmental Authority or other Person against the Company and, in each case, alleging or relating to any violation by the Company of any Environmental Law;

(ii)                                  the Company is in compliance with all Environmental Laws and has obtained and is in compliance with all permits, licenses, franchises, certificates, approvals and other similar authorizations of any Governmental Authority (collectively, “Environmental Permits”) required by Environmental Laws to conduct the Business;

(iii)                               there has been no environmental investigation, study or audit conducted of which Delta has Knowledge and possession in relation to the current or prior business of the Company or any property or facility now or previously owned or leased by the Company which has not been delivered or made available to Buyer prior to the date hereof;

(iv)                              to the Knowledge of Delta, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern, that could reasonably form the basis of any environmental investigation, claim, suit or proceeding against the Company, or against any Person whose liability for any environmental investigation, claim, suit or proceeding the Company has retained or assumed either contractually or by operation of law;

(v)                                 without limiting the generality of the foregoing, to the Knowledge of Delta, there is no asbestos contained in or forming a part of any building, building component, structure or office space owned, operated or controlled by the Company and, to the Knowledge of Delta, no polychlorinated biphenyls (“PCBs”) or PCB-containing items are used or stored by the Company at any property owned, operated or controlled by the Company; and

(vi)                              the Company has not received any notice identifying it as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or analogous state statutes and no property owned, leased or operated by the Company nor any property to which the Company has transported or arranged for the transportation of any Materials of Environmental Concern is listed or, to Delta’s Knowledge, proposed for listing on the National Priorities List (as defined in CERCLA) or any similar state list of sites requiring cleanup.

(b)                                 Each Environmental Permit held by the Company as of the date hereof is set forth on Schedule 3.20(b).

(c)                                  Schedule 3.20(c) sets forth, to the Knowledge of Delta, (i) all on-site and off-site locations to which the Company or ASAH has (previously or currently) disposed, or arranged for the disposal, of Materials of Environmental Concern; and (ii) all underground storage tanks, and the capacity and contents of such underground tanks, located on any property owned, leased, operated or controlled by the Company or ASAH for the use or benefit of the Company or ASAH.

(d)                                 Except as set forth in this Section 3.20 no representations or warranties are being made with respect to any matters relating to any Environmental Laws.

(e)                                  For purposes of this Section 3.20, the following terms shall have the meanings set forth below:

“Environmental Laws” means any and all federal, state, local and foreign laws, judicial decisions, regulations, rules, judgments, orders, decrees, injunctions, permits, licenses and governmental restrictions or any agreement or contract with any governmental authority, relating to human health as it relates to hazardous materials, the environment or to the use, maintenance, release or disposal of pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive or reactive or otherwise hazardous substances, wastes or materials.

“Materials of Environmental Concern” means toxic or hazardous substances, materials and wastes defined in the Environmental Laws in effect on or prior to the Closing Date, including, without limitation, chemicals, pollutants, contaminants, petroleum, petroleum products, asbestos, asbestos-containing materials, polychlorinated biphenyls, lead, lead-based paints and materials, and radon.

Section 3.21.  Compliance With Laws and Court Orders. The Company is in compliance with all, and to the Knowledge of Delta is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of any, applicable Laws, except for failures to comply or violations that have not had and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 3.22.  Employee Matters.  The Company is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms, and conditions of employment, and wages and hours and is not engaged in any unfair labor practice, except for failures to comply or violations or practices that have not had and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 3.23.  Title to Assets; Liens.  Except for property and inventory sold since the Balance Sheet Date, the Company has good title to all the properties and assets reflected in the Balance Sheet and all assets purchased by the Company since the Balance Sheet Date free and clear of all Liens (other than Permitted Liens).  At the time of the Closing, the assets of the Company, taken together with the rights and benefits to Buyer arising under the Related Agreements, shall be adequate in all material respects to allow Buyer at such time to conduct the Business substantially as it is currently being conducted.

Section 3.24.  Real Property.  (a) Schedule 3.24(a) sets forth a complete list and the location of all Real Property.  True and correct copies of all leases affecting the Real Property have been made available to Buyer and are identified on Schedule 3.24(a).  There are no proceedings, claims, disputes, or conditions affecting any Real Property that would reasonably be expected to materially interfere with the Company’s use of such property, whether before or after the Closing Date, for the conduct of the Business as currently being conducted.  Neither the whole nor any portion of the Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated, or otherwise taken by any public authority, nor to the Knowledge of Delta has any such condemnation, expropriation, or taking been proposed.  All Real Property is leased free and clear of all Liens on such leasehold interests other than Permitted Liens.

(b)                                 To Delta’s Knowledge, there is no structural defect in any of the Real Property or the improvements thereon which would have a Company Material Adverse Effect.

Section 3.25.  Material Contracts.  (a) Except as disclosed in Schedule 3.25, the Company is not a party to or bound by:

(i)                                     any airport lease or lease of real property providing for annual rentals of $50,000 or more;

(ii)                                  any agreement for the purchase of materials, supplies, goods, services, equipment or other assets (other than pursuant to purchase orders made in the ordinary course of business consistent with past practice) providing for annual payments by the Company of $350,000 or more;

(iii)                               any capacity purchase, alliance or similar agreement with another airline relating to the flying and operation of the Company’s aircraft for the benefit of such other airline that will not be terminated on or prior to Closing;

(iv)                              any material partnership, joint venture or other similar agreement or arrangement;

(v)                                 any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $5,000,000;

(vi)                              any agreement that limits in any material respect the freedom of the Company to compete in any line of business, with any Person or in any area for any length of time;

(vii)                           any material agreement with Delta or any of its Affiliates or any director or officer of Delta or any of its Affiliates;

(viii)                        any contract or commitment requiring, after the date hereof, the mortgage, pledge, sale, or disposal of assets with a value in excess of $5,000,000 or release, grant, or transfer of Company rights with a value in excess of $5,000,000; or

(ix)                                any agreement pursuant to which the Company is, or may become, obligated to pay any amount in respect of indemnification Claims in connection with any disposition of any material assets of the Company that were sold prior to the date hereof.

(b)                                 Each agreement, contract, plan, lease, arrangement or commitment required to be disclosed pursuant to this Section (collectively, “Material Contracts”) is a valid and binding agreement of the Company and is in full force and effect, and none of the Company or, to the Knowledge of Delta, any other party thereto is in default or breach in any respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, except for any such defaults or breaches that would not have a Company Material Adverse Effect.

Section 3.26.  Insurance.  Seller has made available to Buyer copies of all material insurance policies providing coverage in favor of the Company or any of its properties, including “all risk” and hull insurance policies (collectively, the “Insurance Policies”).  There are no material claims by the Company pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights.  As of the date hereof, all Insurance Policies are in full force and effect, all premiums due thereon have been paid and the Company is in compliance in all material respects with the terms and provisions of the Insurance Policies.  Schedule 3.26 sets forth the responsibilities of Sellers and Buyer under such policies for acts, claims or losses occurring prior to or after the Closing.

Section 3.27.  Intellectual Property.  (a) Schedule 3.27(a) contains a list of all registrations and applications for registration included in the Company Intellectual Property Rights.

(b)                                 No Company Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by the Company or restricting the licensing thereof by the Company to any Person, except for any judgment, injunction, order, decree or agreement that would not have a Company Material Adverse Effect.

(c)                                  Except as expressly disclosed on Schedule 3.27(c), the Company has the sole and exclusive right to use the Company Intellectual Property Rights, and no consent of any third party is required for the use thereof by the Company following Closing.  To the Knowledge of Delta, no claims have been asserted by any person challenging the use of any Company Intellectual Property Rights, or challenging or questioning the validity or effectiveness of any such license or agreement. Except as would not cause a Company Material Adverse Effect, no additional Intellectual Property Rights other than the Company Intellectual Property Rights are necessary or material to the conduct of the Business.

Section 3.28.  U.S. Citizen; Air Carrier.  The Company is a “citizen of the United States” as defined in the Transportation Code and is an “air carrier” within the meaning thereof operating under certificates issued pursuant to Sections 41101-41112 of the Transportation Code.

Section 3.29.  Aircraft.  The Company has made available records relating to the maintenance schedule of all aircraft operated by the Company and the status of maintenance with respect to each such aircraft as of such date (the “Maintenance Schedule”).  The Company is operating and maintaining such aircraft in the ordinary course of business consistent with past practices, and has not deferred in any material respect any of its maintenance obligations (as such obligations are set forth by the manufacturer or any lease agreements or any other agreements affecting aircraft) or materially deviated from the Maintenance Schedule with respect to such aircraft, except for deferrals and deviations that have been cured prior to the date hereof.  The Company’s maintenance records accurately reflect the conditions of the Company’s aircraft in all material respects.

Section 3.30.  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article 3 and in Article 8 hereof or as expressly set forth as representations or warranties in any Related Agreement, neither the Sellers, the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby makes the following representations and warranties to the Sellers as of the date hereof (except to the extent expressly relating to a specific date, in which event such representation or warranty shall be made as of such date), which shall be unaffected by any investigation heretofore or hereafter made.

Section 4.01.  Corporate Existence and Power.  Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted.  Except as would not have a Buyer Material Adverse Effect, Buyer has all governmental licenses, authorizations, consents, permits and approvals required to carry on its business as now conducted.

Section 4.02.  Corporate Authorization.  The execution, delivery and performance by Buyer of this Agreement and each Related Agreement to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate and shareholder action by Buyer.  Buyer has full power and authority to execute and deliver this Agreement and each Related Agreement and to perform its obligations hereunder and thereunder.  This Agreement and each Related Agreement has been duly executed and delivered by Buyer and, assuming due and valid authorization, execution and delivery thereof by each Seller party thereto, this Agreement and each Related Agreement is a valid and binding obligation of Buyer, enforceable in accordance with its terms and conditions (subject to the laws of bankruptcy, insolvency, moratorium and similar laws and general equitable principles).

Section 4.03.  Governmental Authorization.  The execution, delivery and performance by Buyer of this Agreement and each Related Agreement and the consummation by Buyer of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority other than: (i) compliance with any applicable requirements of the HSR Act, (ii) the making of the FAA Notice, (iii) the grant by the DOT of the DOT Exemption, (iv) compliance with any other applicable regulatory approvals required for Buyer and (v) any such action or filing as to which the failure to make or obtain would not have a Buyer Material Adverse Effect.

Section 4.04.  Noncontravention.  The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby do not and will not (i) contravene or conflict with the articles of incorporation or bylaws of Buyer, (ii) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Buyer, (iii) result in a violation or a breach of, or constitute a default or require any consent under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any provision of any note, bond, mortgage, indenture, lease, agreement, contract, obligation or other instrument to which Buyer is bound, or any license, permit or other similar authorization held by Buyer or (iv) result in the creation or imposition of any Lien on any asset of Buyer, except in the case of clauses (ii), (iii) and (iv), for such matters as would not have a Buyer Material Adverse Effect or materially impair or delay the ability of Buyer to consummate the transactions contemplated by this Agreement.

Section 4.05.  Finder’s Fees.  Except for Merrill Lynch, whose fees shall be borne entirely by Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 4.06.  Financing.  Buyer has and will have at the Closing sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.

Section 4.07.  Purchase for Investment.  Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.  Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

Section 4.08.  Litigation.  As of the date of this Agreement, there is no judicial or administrative action, suit or proceeding pending, or to the knowledge of Buyer, threatened against Buyer before any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 4.09.  Inspections.  Buyer is an informed and sophisticated purchaser and has engaged expert advisors, experienced in the evaluation and purchase of companies such as the Company as contemplated hereunder.  Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement.  Buyer will undertake prior to Closing such further investigation and request such additional documents and information as it deems necessary.  Subject to the terms and conditions of this Agreement, Buyer agrees to accept the Shares in the condition they are in on the Closing Date based upon its own inspection, examination and determination with respect thereto and to the Company as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to the Sellers, except as expressly set forth in this Agreement or in any Related Agreement.

ARTICLE 5
COVENANTS OF THE SELLERS

Each of the Sellers agrees that:

Section 5.01.  Conduct of the Company.  Except as expressly contemplated by this Agreement or as otherwise consented to by Buyer in writing, during the period from the date hereof and continuing until the Closing, each of the Sellers shall cause the Company to:

(a)                                  conduct its business in the usual, regular and ordinary course consistent with past practices;

(b)                                 not take any action that would make any representation or warranty of any Seller hereunder inaccurate in any material respect at the Closing Date such that the closing condition set forth in Section 10.02(a) shall not be satisfied as of such date;

(c)                                  except as set forth on Schedule 3.25, not mortgage, pledge, sell or dispose of any assets with a value of $20,000,000 or more in the aggregate, and not waive, release, grant, transfer or permit to lapse any Company rights of value in excess of $20,000,000 in the aggregate;

(d)                                 comply in all material respects with all provisions of any Material Contracts to which the Company is a party;

(e)                                  use its reasonable best efforts to keep all aircraft in such condition as is necessary to enable the worthiness certification of such aircraft under the Federal Aviation Act to be maintained in good standing at all times;

(f)                                    not take any action that would result in the representation set forth in Section 3.10(k) being untrue;

(g)                                 not enter into any new or amended contract, agreement, side letter or memorandum of understanding with any unions representing employees of the Company;

(h)                                 not enter into any agreement or understanding with any other Person outside of the ordinary course of business consistent with past practices involving expenditures in excess of $2,000,000 in the aggregate or involving terms of duration or commitments in excess of 12 months;

(i)                                     not enter into any agreement or understanding with any other Person containing any exclusivity, non-competition or similar provisions that would materially restrict the ability of the Company to compete;

(j)                                     not adopt or propose any change in its organizational documents (including bylaws); and

(k)                                  not merge or consolidate with any other Person.

Section 5.02.  Access to Information; Confidentiality.  (a) From the date hereof until the Closing Date, Delta will (i) cause ASAH and the Company, respectively, to give Buyer and its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties (including aircraft and engines but excluding any sampling of environmental media or building materials), books and records of the Company and to the books and records of ASAH relating to the Company (including log books and maintenance records), (ii) cause ASAH and the Company to furnish to Buyer and its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of the Sellers or the Company to cooperate with Buyer in its investigation of the Company.  Any investigation pursuant to this Section 5.02 shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the business of the Sellers or the Company.  Notwithstanding the foregoing, Buyer shall not have access to personnel records of the Company relating to individual performance or evaluation records, medical histories or other information which in Delta’s good faith opinion is sensitive or the disclosure of which could subject the Company to risk of liability.

(b)                                 After the Closing, Sellers and their Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by either Seller, (ii) in the public domain through no fault of Sellers or their Affiliates or (iii) later lawfully acquired by any Seller from sources other than those related to its prior ownership of the Company.  The obligation of Sellers and their Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

(c)                                  On and after the Closing Date, Delta will afford, and will cause ASAH to afford, promptly to Buyer and its agents reasonable access to its books of account, financial and other records (including accountant’s work papers), information, employees and auditors to the extent reasonably necessary for Buyer in connection with any audit, investigation, dispute or litigation (other than any dispute or litigation involving either of the Sellers) relating to the Business (but excluding any confidential information regarding Delta’s contractual arrangements with the Company); provided that any such access by Buyer shall be conducted during normal business hours and shall not unreasonably interfere with the conduct of the business of the Sellers, Buyer shall bear all of the out-of-pocket costs and expenses (including reasonable attorneys’ fees, but excluding reimbursement of Delta or ASAH for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.

Section 5.03.  Monthly Financial Statements.  Until the Closing Date, Delta shall, as promptly as practicable but in no event later than 20 days after the end of each calendar month, prepare and deliver to Buyer an unaudited balance sheet of the Company as of the last date of such calendar month and unaudited statement of operations of the Company for the period commencing on the first day of such calendar month and ending on the last day of such calendar month, in each case in forms consistent with the practice of Delta as of the date hereof.

Such unaudited statements shall be prepared on a basis consistent with the preparation of the Unaudited Financial Statements.

Section 5.04.  Audited Financial Statements.  Sellers shall use their respective commercially reasonable efforts in good faith to obtain the required consents of the Auditor for the inclusion of its audit reports relating to the Audited Financial Statements in any reports filed by Buyer pursuant to the Exchange Act and any registration statements filed pursuant to the Securities Act.

Section 5.05.  Notices of Certain Events.  From the date hereof until the Closing Date, Delta shall promptly notify Buyer of:

(a)                                  any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)                                 any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c)                                  any actions, suits, claims, investigations or proceedings (i) commenced against ASAH or the Company or (ii) in respect of which ASAH or the Company has an indemnification obligation and as to which Delta has Knowledge that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.13;

(d)                                 any material agreement or litigation, or consent or order of the FAA or DOT, related to the Company (other than those that apply generally to air carriers or companies in the airline industry); and

(e)                                  any incidents or accidents occurring on or after the date hereof involving any property owned or operated by the Company that has resulted or would reasonably be expected to result in casualty damages or losses in excess of $250,000.

Section 5.06.  Resignations.  Delta will deliver to Buyer the resignations of all officers and directors of the Company who will be officers, directors or employees of Delta or any of its Affiliates after the Closing Date from their positions with the Company at or prior to the Closing Date.

Section 5.07.  Employee Stock Options.  With respect to all employee stock options, restricted shares and other equity-based compensation rights exercisable or exchangeable for or otherwise based on Delta common stock held by Company employees immediately prior to the Closing Date (the “Delta Equity Compensation”), Delta will take such actions as are necessary to prevent Company employees from forfeiting such Delta Equity Compensation as a result of the transactions contemplated herein, and maintain such Company employees in the same position with respect to their Delta Equity Compensation as if the

Company were still a Delta subsidiary for the period of such Company employees’ period of employment with the Company.

ARTICLE 6
COVENANTS OF BUYER

Buyer agrees that:

Section 6.01.  Confidentiality.  Prior to the Closing Date and after any termination of this Agreement, Buyer and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence all confidential documents and information concerning the Company furnished to Buyer or its Affiliates in connection with the transactions contemplated by this Agreement as and to the extent provided in the Confidentiality Agreement dated February 14, 2005, among Delta, the Company and Buyer (as it may be amended from time to time, the “Confidentiality Agreement”).

Section 6.02.  Delta Access; Confidentiality.  Buyer will cause the Company, on and after the Closing Date, to afford promptly to Delta and its agents reasonable access to its properties, books, records, employees and auditors to the extent necessary to permit Delta to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date; provided that, any such access by Delta be conducted during normal business hours and shall not unreasonably interfere with the conduct of the business of Buyer.  In addition, with respect to each Company employee who holds Delta Equity Compensation, Buyer will, no less frequently than monthly, cause the Company to provide Delta with a list of all such Company employees whose employment with the Company has terminated and indicate whether such termination was due to death, retirement or permanent disability.  The Sellers shall bear all of the out-of-pocket costs and expenses (including reasonable attorneys’ fees, but excluding reimbursement of Buyer or the Company for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.  Delta will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company provided to it pursuant to this Section.

Section 6.03.  Trademarks; Tradenames.  Except as permitted by the Delta Connection Agreements, after the Closing, Buyer shall not permit the Company to use any of the marks or names set forth on Schedule 6.03.

Section 6.04.  Employee Stock Options.  Buyer shall promptly notify Delta upon the termination of employment with the Company of any Company employee who is entitled to Delta Equity Compensation. Delta shall provide to Buyer prior to Closing a list of all such employees.

ARTICLE 7
COVENANTS OF BUYER AND THE SELLERS

Buyer and the Sellers agree that:

Section 7.01.  Best Efforts; Further Assurances.  (a) Subject to the terms and conditions of this Agreement, Buyer and the Sellers will use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement; provided that nothing in this Agreement shall obligate Buyer or the Company or any of Buyer’s Affiliates to agree to dispose of, agree to cease operating or agree to hold separate any business, properties or assets of the Company or of Buyer and its subsidiaries, except to the extent such agreements would not have a material adverse effect on the financial condition or results of operations of Buyer, its subsidiaries and the Company taken as a whole and provided further that, notwithstanding the immediately preceding proviso, if Buyer or the Company or any of Buyer’s Affiliates are obligated after Closing to hold separate the business of the Company from that of Buyer or any of its Affiliates as a condition to the receipt of the DOT Exemption, then Buyer or the Company or Buyer’s Affiliates, as applicable, shall agree to hold separate such businesses to the extent necessary to obtain the DOT Exemption.  Delta and Buyer shall, and the Sellers shall cause the Company prior to the Closing, and Buyer shall cause the Company after the Closing, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

(b)                                 In furtherance and not in limitation of the foregoing, each of Buyer and Delta shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and an appropriate filing in respect of the DOT Exemption, in each case with respect to the transactions contemplated hereby, as promptly as practicable and in any event within ten Business Days following the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or the applicable regulations of the DOT, as the case may be.

Section 7.02.  Certain Filings.  The Sellers and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from any Person, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 7.03.  Public Announcements.  The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public announcements the making of which may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

Section 7.04.  Leases.  The Sellers and Buyer shall use their reasonable best efforts to complete, to the extent reasonably practicable, the transactions as set forth in Schedule 16(B)(4) attached to the ASA Delta Connection Agreement as contemplated therein.

Section 7.05.  Workers’ Compensation; Surety Bonds.  To the extent that Delta currently provides coverage for the Company’s workers’ compensation liabilities and surety bond obligations, the Company and Buyer shall, and Buyer and Delta shall cause the Company, on and after the date hereof, to take reasonable best efforts to assume full responsibility for such liabilities to be effective on the Closing Date. In addition, Buyer and the Company shall fully cooperate with Delta and shall take reasonable best efforts to ensure that any Delta collateral pledged in support of the Company’s workers’ compensation liabilities and surety bonds is released to Delta effective as of the Closing Date.

Section 7.06.  Insurance.  The parties agree to allocate responsibility for the Company’s insurance obligations as specified on Schedule 3.26 of this Agreement.

ARTICLE 8
TAX MATTERS

Section 8.01.  Section 338(h)(10) Election.  (a) Except as otherwise provided in this Section 8.01(a), Buyer and the Sellers agree to make a timely, effective and irrevocable election under Section 338(h)(10) of the Code and under any comparable statutes in any other jurisdiction with respect to the Company (the “Section 338(h)(10) Election”), and to file such election in accordance with applicable regulations.  The Sellers and Buyer will report the transfers under this Agreement consistent with the Section 338(h)(10) Election under any substantially similar state or local law, and shall take no position contrary thereto unless required to do so by a contrary “determination” (as defined in Section 1313 of the Code or similar provision of state and local laws).  Notwithstanding the foregoing, Buyer’s obligation to make the Section 338(h)(10) Election is contingent upon Sellers first paying to Buyer an amount equal to any additional state and local income taxes to be incurred by the Company as a result of the Section 338(h)(10) Election, with the amount of any such payment to be determined in the same manner as a tax indemnity payment to Buyer under Section 8.05 below.  Buyer shall have no obligation to file IRS Form 8023 with respect to the purchase transaction hereunder or otherwise make the Section 338(h)(10) Election unless Sellers make the foregoing payment to Buyer with respect to State and local income taxes within 240 days after the Closing Date.

(b)                                 Within 90 days after the Closing Date, Buyer shall prepare at its own expense and deliver to Delta a report (the “Allocation Report”) allocating the “ADSP” (as such term is defined in Treasury Regulations Section 1.338-4) of the assets of the Company in accordance with the Treasury regulations promulgated under Section 338(h)(10).  The Allocation Report shall be provided to Delta not later than 90 days after Closing.  Delta shall have 30 days after receipt to review and comment upon the Allocation Report.  Any disagreements between the parties regarding the computations set forth in the Allocation Report shall be promptly resolved by the Independent Firm.  Once finalized hereunder, Buyer and Delta agree, and will cause the Company, to act in accordance with the Allocation Report in the preparation, filing and audit of any Tax Return, unless otherwise required by a contrary final “determination” as defined in Code Section 1313 or similar provision of state and local laws.

Section 8.02.  Returns Due after Closing and Refunds.  (a) The Sellers shall include the Company in the Seller’s Combined Tax Returns filed for the period that includes the Closing Date, which returns shall properly include and reflect the taxable income of the Company for the Pre-Closing Tax Period that ends on the Closing Date (including any deferred items triggered into income by Treasury Regulation Section 1.1502-13, any excess loss account taken into income under Treasury Regulation Section 1.1502-19 and any taxable income resulting from a Section 338(h)(10) Election) and Sellers shall pay any income Taxes due with respect to such Tax Returns.  Buyer shall cause the Company to furnish information to the Sellers as reasonably requested by the Sellers to allow the Sellers to satisfy their obligations under this Section 8.02 in accordance with past custom and practice.  Buyer covenants that it will not cause or permit the Company or any Affiliate of Buyer to: (i) take any action on the Closing Date other than in the ordinary course of business, including, but not limited to, the distribution of any dividend or the effectuation of any redemption that could give rise to any Tax liability or reduce any Tax Asset of the Sellers’ Affiliated Group, (ii) make any election or deemed election under Section 338 of the Code or any comparable provision under applicable law (other than the Section 338(h)(10) Election) that will adversely affect the Sellers; or (iii) change any prior Company Tax election in a manner that increases Tax liability or reduces any Tax Asset of any Seller or the Sellers’ Affiliated Group in respect of any Pre-Closing Tax Period.

(b)                                 Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed all separate Tax Returns for the Company (i.e., Tax Returns other than Combined Tax Returns described in Section 8.02), if any, that are first due and required to be filed after the Closing Date with respect to the operations of the Company for Pre-Closing Tax Periods and timely pay amounts shown as due on such Returns.  Sellers shall indemnify Buyer for all Taxes shown on such Tax Return to the extent provided in Section 8.05.  Any such Tax Return shall be prepared in a manner consistent with past practice and without a change of any election or any accounting method and shall be submitted by Buyer to each Seller (together with schedules, statements and, to the extent requested by any Seller, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return.  Sellers shall furnish Buyer access to information, in a manner consistent with access provided pursuant to Section 5.02(c), as reasonably requested by Buyer to allow Buyer to satisfy its obligations under this Section 8.02 in accordance with past custom and practice.  The Sellers shall have the right to review and comment with respect to such Returns and all work papers and procedures used to prepare any such Tax Returns.  If any Seller, within ten business days after delivery of any such Tax Returns, notifies Buyer in writing that it objects to any of the items in such Tax Return, the parties shall attempt in good faith to resolve the dispute prior to the due date for filing any such Tax Returns.  If the parties cannot resolve any such dispute, the dispute shall be resolved (within a reasonable time, taking into account the deadline for filing such Tax Return) by the Independent Firm.  Upon resolution of all such items, the relevant Tax Return shall be adjusted to reflect such resolution and shall be binding upon the parties without further adjustment.  The fees and expenses of the Independent Firm shall be borne equally by Buyer, on the one hand, and the Sellers, on the other hand.  Buyer shall also cause the Company to prepare and file separate income Tax Returns for all Post-Closing Tax Periods, or shall include the Company’s taxable income from Post-Closing Tax Periods in the Combined Tax Returns of Buyer or its Affiliates.

(c)                                  For purposes of this Article 8, the taxable income of the Company shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period by closing the books of the Company as of the end of the Closing Date.  All income and gain resulting from the Section 338(h)(10) Election shall be allocated to the Pre-Closing Period.  For this purpose, the taxable year of any partnership or other pass-through entity in which the Company owns an interest shall be deemed to have ended at the end of the Closing Date.  In the case of any property Taxes or other periodic Taxes (excluding income and other income based Taxes) (“Non-Income Taxes”) imposed on the Company for a taxable period that includes, but does not end on, the Closing Date, the amount of such any such periodic Non-Income Taxes imposed for such period shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period in the ratio that the number of days in the Pre-Closing Tax Period bears to the number of days in the Post-Closing Tax Period.

(d)                                 Buyer shall promptly pay or cause to be paid to each Seller all (i) refunds of Taxes received by Buyer, any Affiliate of Buyer or the Company of

Taxes paid by such Seller with respect to any Pre-Closing Tax Period (except any such refunds receivable that are taken into account in the calculation of Final Working Capital) and (ii) without duplication, amounts representing the excess of any amounts taken into account as liabilities for Taxes in connection with the determination of Closing Working Capital over the amount of such Taxes actually paid by Buyer.  If, in lieu of receiving any such refund, the Company elects to reduce a Tax liability with respect to a Post-Closing Tax Period or elects to increase a Tax Asset that can be carried forward to a Post-Closing Tax Period, Buyer shall promptly pay or cause to be paid to the relevant Seller the amount of such reduction in Tax liability or the amount of any benefit resulting from such increase in Tax Assets, as the case may be.  The Sellers agree to indemnify Buyer for any Taxes resulting from a subsequent disallowance of such refund or Tax benefit to the extent paid or credited to the Sellers, on audit or otherwise.

(e)                                  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (including any real property transfer Tax and any similar Tax, but excluding income Taxes) shall be borne and paid equally by Buyer, on the one hand, and the Sellers, on the other hand, and the parties will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, the parties will, and will cause the Company to, join in the execution of any such Tax Returns and other documentation.

Section 8.03.  Tax Sharing.  Any and all existing Tax sharing agreements between the Company and any member of the Sellers’ Affiliated Group shall be terminated as of the Closing Date.  After such date the Company shall not have any further rights or liabilities thereunder.  This Agreement shall be the sole Tax sharing agreement relating to the Company for all Pre-Closing Tax Periods.

Section 8.04.  Cooperation on Tax Matters.  Buyer and the Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company as is reasonably necessary for the filing of any Tax Return (including any report required pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder), for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment.  Buyer and the Sellers agree to retain or cause to be retained all books and records pertinent to the Company until the applicable period for assessment under applicable law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Taxing Authority.  Each party shall give the other party reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters and, if the other party so requests, shall allow the other party to take possession of copies of such books and records.  Buyer and the Sellers shall cooperate with each other in the conduct of any audit or other proceedings involving the Company for any Tax purposes and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this subsection.

Section 8.05.  Tax Indemnification.  (a) Each of the Sellers shall indemnify the Company, Buyer and Buyer’s Affiliates, and hold them harmless from and against, any loss, claim, liability, expense or other damage, including reasonable attorneys’ fees and expenses and reasonable accountants’ fees and expenses (collectively a “Tax Loss”) resulting from or attributable to (i) all Taxes (or the non-payment thereof) of the Company for or allocable to all Pre-Closing Tax Periods, except for any interest or penalties attributable to Buyer’s failure to perform its obligations pursuant to Section 8.02(b), (ii) all Taxes of any Affiliated Group of which the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation, (iii) any and all Taxes of any person (other than the Company) imposed on the Company as a transferee or successor, by contract or under any law by reason of an event or transaction occurring before the Closing, and (iv) any breach or misrepresentation of the Sellers’ representations, warranties and covenants under Section 3.14 and this Article 8; provided, however, that in the case of clauses (i), (ii) and (iii)) above, the Sellers shall be liable only to the extent that such Taxes exceed the amount of liability, if any, for such Taxes included in the determination of Closing Working Capital as a Current Liability.

(b)                                 Buyer shall indemnify the Sellers and the Sellers’ Affiliates, and hold them harmless from and against, any Tax Loss resulting from or attributable to (i) all Taxes (or the non-payment thereof) of the Company that are allocable to Post-Closing Tax Periods, and (ii) any breach of Buyer’s covenants under this Article 8.

(c)                                  The determination of the amount payable to or by any party under Section 8.03 or this Section 8.05 shall be made in the first instance by the party seeking payment who (i) shall furnish the other party with a notice setting forth in reasonable detail the computations and methods used in computing such amount and (ii) shall provide such information with respect thereto as may reasonably be requested.  Any such notice pursuant to this Section 8.05(c) shall (A) be signed by an officer, (B) state in reasonable detail the basis upon which such amount or adjustment has been determined and (C) certify that such amount or adjustment has been determined pursuant to and in compliance with this Agreement.  Disputes arising under Section 8.03 or Section 8.05 and not resolved by mutual agreement within 30 days shall be resolved by the Independent Firm.  The Independent Firm shall resolve any disputed items as soon as reasonably practicable (and the parties shall use their best commercial efforts to cause such resolution to occur within 30 days) after having the item referred to it, pursuant to such procedures as it may require.  The costs, fees and expenses of the Independent Firm shall be borne equally by Buyer, on the one hand, and the Sellers, on the other hand.  The determination of the Independent Firm shall be conclusive and binding on the parties.

(d)                                 If Buyer or its Affiliates (including the Company after Closing) receive written notice from any Taxing Authority of a Tax Audit regarding potential liability for or with respect to Taxes for which the Sellers may be required to provide indemnity under Section 8.05 or which were taken into account in the determination of Closing Working Capital as a Current Liability, or receive any other written claim or demand for such Taxes from a Taxing Authority for which the Sellers may be required to provide indemnity under Section 8.05 or which were taken into account in the determination of Closing Working Capital as a Current Liability, Buyer shall promptly notify each Seller in writing of such Tax Audit, notice, demand or claim.  The Sellers may discharge, at any time, their indemnification obligation under this Section 8.05 with respect to such Tax Audit, demand or claim by paying to Buyer the amount payable pursuant to Section 8.05, calculated on the date of such payment. Alternatively, other than with respect to Buyer Combined Tax Returns, the Sellers may, at their own expense, participate in and, upon notice to Buyer, assume the defense of any such claim, suit, action, litigation or proceeding (including any Tax Audit).  If the Sellers assume such defense, the Sellers shall have the sole discretion as to the conduct of such defense but, other than in the case of any matter involving a Seller Combined Tax Return, shall consult with Buyer and keep Buyer reasonably informed as to the status of the Tax contest.  Whether or not any Seller chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.  Except with respect to any Tax not in excess of the amount of liability for that Tax included in the determination of Closing Working Capital as a Current Liability, the Sellers shall not settle any Tax claim, other than in the case of any matter involving a Seller Combined Tax Return, that they are defending hereunder without obtaining the approval of Buyer, not to be unreasonably withheld.

(e)                                  If any Seller receives written notice from any Taxing Authority of a Tax Audit regarding potential liability for or with respect to Taxes for which Seller may be entitled to payment from Buyer pursuant to Section 8.02(d) or Buyer may be required to provide indemnity under Section 8.05(b), or receives any other written claim or demand for such Taxes from a Taxing Authority for which Seller may be entitled to payment from Buyer pursuant to Section 8.02(d) or Buyer may be required to provide indemnity under Section 8.05(b), such Seller shall promptly notify Buyer in writing of such Tax Audit notice, demand or claim.  Buyer may discharge, at any time, its indemnification obligation under this Section 8.05 with respect to such Tax Audit, demand or claim by paying to the relevant Seller the amount payable pursuant to Section 8.05(b), calculated on the date of such payment.  Alternatively, other than with respect to Seller Combined Tax Returns, Buyer may, at its own expense, participate in and, upon notice to the relevant Seller, assume the defense of any such claim, suit, action, litigation or proceeding (including any Tax Audit).  If Buyer assumes such defense, Buyer shall have the sole discretion as to the conduct of such defense but shall, other than with respect to Buyer Combined Tax Returns, consult with the relevant Seller and keep such Seller reasonably informed as to the status of such Tax contest.  Whether or not Buyer chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.  Buyer shall not settle any Tax claim, other than with respect to Buyer Combined Tax Returns, that it is defending hereunder without obtaining the approval of the relevant Seller, not to be unreasonably withheld.

(f)                                    Any Tax indemnity payment made pursuant to this Section 8.05 shall be made within 30 days after final determination of the Tax Loss to be indemnified.

Section 8.06.  Purchase Price Adjustment.  Any amount paid under Article 8 or Article 11 will be treated as an adjustment to the Purchase Price.

ARTICLE 9
EMPLOYEE BENEFITS

Section 9.01.  Employee Benefits.  (a) Except to the extent otherwise prohibited by applicable law, during the period commencing on the Closing Date and ending 90 days thereafter, Buyer shall cause the Company to provide to all employees of the Company who continue to be employed by the Company or Buyer on and after the Closing Date rates of compensation (including base wages or salary and bonus opportunity, but excluding equity or long term incentives) no less favorable than the rates of compensation provided by the Company to such employees immediately prior to the Closing Date, and benefits no less favorable, in the aggregate, than the benefits provided by the Company to such continuing employees immediately prior to the Closing Date.  Nothing herein shall be construed, however, to require the Company or Buyer to continue after Closing the employment of any Company employee or to otherwise interfere with the Company’s right to terminate any such employees at any time after Closing.

(b)                                 Following the Closing Date, except to the extent otherwise prohibited by applicable law, each employee of the Company shall receive service credit for purposes of eligibility to participate and vesting (but not for benefit accrual purposes) for all periods of employment with the Company and its Affiliates and predecessors thereto prior to the Closing Date under any employee benefit plan of Buyer or its Affiliates in which such employee is eligible to participate after the Closing Date, to the extent such credit existed immediately prior to the Closing Date under the corresponding Employee Plan maintained by the Company.  Buyer will cause each employee of the Company to receive credit immediately following the Closing Date for such employee’s accrued and unpaid vacation and/or unpaid leave balance as of the Closing Date.

(c)                                  Except to the extent otherwise prohibited by applicable law, Buyer will cause to be waived all (i) pre-existing conditions and proof of insurability provisions for all conditions that are covered by any employee benefits plan of Buyer or its Affiliates in which any employee of the Company participates and that such employee or his or her covered dependents have as of the Closing Date, and (ii) waiting periods under each plan that would otherwise be applicable to newly hired employees, in each case with respect to any employee of the Company to the same extent waived or satisfied under the corresponding Employee Plan; provided the employee has no intervening separation of service from the Company or Buyer after Closing of more than 63 days.

(d)                                 Buyer will cause any eligible expenses incurred by an employee of the Company and his or her covered dependents during the portion of the plan year of any Employee Plan ending on the date such employee’s participation in such Employee Plan ended to be accounted for in the corresponding new or existing employee benefit plan of Buyer or its Affiliates for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and/or his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such new or existing employee benefit plan.

ARTICLE 10
CONDITIONS TO CLOSING

Section 10.01.  Conditions to Obligations of Buyer and the Sellers.  The obligations of Buyer and the Sellers to consummate the Closing are subject to the satisfaction of the following conditions:

(a)                                  any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated;

(b)                                 no provision of any Law shall prohibit the consummation of the Closing;

(c)                                  the DOT Exemption shall have been granted by the DOT;

(d)                                 there shall not be in effect any Law enacted, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby of any Governmental Authority that makes illegal or otherwise materially restrains or prohibits the consummation of the transactions contemplated hereby; and

(e)                                  the Escrow Agreement shall have been executed and delivered by the parties thereto and Buyer shall have deposited on or prior to Closing, the amounts required to be deposited by it in the Escrow Account (as defined in Schedule 2.01) as of the Closing Date.

Section 10.02.  Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)                                  the Sellers shall have performed or complied with in all material respects all of the covenants and agreements required to be performed by it on or prior to the Closing Date under this Agreement, and the representations and warranties of the Sellers set forth in this Agreement shall be true at and as of the Closing Date as if made at and as of such time (except as to any representation or warranty which speaks as of a specific date, which must be true as of such date), with only such exceptions as would not in the aggregate have a Company Material Adverse Effect, and Buyer shall have received a certificate signed by Delta’s chief financial officer to the foregoing effect;

(b)                                 there shall not have occurred any Company Material Adverse Effect after the date hereof which is continuing on the Closing Date;

(c)                                  each of Delta and the Company shall have executed and delivered each Related Agreement to which it is a party and Delta Technology, Inc. shall have executed and delivered to Buyer the Transitional Technology Services Agreement;

(d)                                 Sellers shall have executed and delivered to Buyer all necessary forms, including an IRS Form 8023 executed by Delta, in connection with the Section 338(h)(10) Election;

(e)                                  Buyer shall have received all documents it may reasonably request relating to the existence of the Sellers and the authority of the Sellers for this Agreement, all in form and substance reasonably satisfactory to Buyer; and

(f)                                    (i) There shall have been no change in Law (including amendments to statutes, issuance of proposed or final regulations, or other governmental rulings or published interpretations) with respect to Section 412 of the Code or Section 302 of ERISA that would result in the Company having a material liability after Closing under the Delta Plans, and (ii)  neither the Chief Counsel nor any other more senior officer of the PBGC shall have asserted or confirmed in writing to Sellers or the Company that the Company has or would have such material liability after Closing, and Buyer determines in reasonable good faith, upon advice of counsel, that such a claim by the PBGC would have a reasonable probability of success; and (iii) neither Delta nor the PBGC shall have terminated or instituted proceedings to terminate the Delta Plans.

Section 10.03.  Conditions to Obligation of the Sellers.  The obligation of the Sellers to consummate the Closing is subject to satisfaction of the following further conditions:

(a)                                  Buyer shall have performed or complied with in all material respects all of the covenants and agreements required to be performed by it on or prior to the Closing Date under this Agreement, and the representations and warranties of Buyer set forth in this Agreement shall be true at and as of the Closing Date as if made at and as of such time (except as to any representation or warranty which speaks as of a specific date, which must be true as of such date), with only such exceptions as would not in the aggregate result in a Buyer Material Adverse Effect, and the Sellers shall have received a certificate signed by Buyer’s chief financial officer to the foregoing effect;

(b)                                 Each of Buyer and SkyWest shall have executed and delivered the Delta Connection Agreements and each other Related Agreement to which it is a party; and

(c)                                  the Sellers shall have received all documents it may reasonably request relating to the existence of Buyer and the authority of Buyer for this Agreement, all in form and substance reasonably satisfactory to the Sellers.

ARTICLE 11
SURVIVAL; INDEMNIFICATION

Section 11.01.  Survival.  Except as specifically set forth below, the representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the first anniversary of the Closing Date.  The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law.  Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 11.02.  Indemnification.  (a) Effective at and after the Closing, each of the Sellers hereby indemnifies Buyer and its Affiliates against and agrees to hold each of them harmless from any and all damage, loss and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses and any fines or penalties imposed) (“Damages”, which shall not include amounts subject to indemnification by the Sellers pursuant to Section 8.05) actually suffered by Buyer or any of its Affiliates arising out of any misrepresentation or breach of representation or warranty (each such misrepresentation and breach, a “Warranty Breach”) or breach of covenant or agreement made or to be performed by the Sellers pursuant to this Agreement (other than a covenant or agreement made or to be performed pursuant to Article 8); provided that with respect to indemnification by the Sellers for Warranty Breaches pursuant to this Section, (i) with respect to any individual Warranty

Breach, no such Warranty Breach shall be deemed to have occurred unless the amount of Damages with respect thereto exceeds $37,500, (ii) the Sellers shall not be liable unless the aggregate amount of Damages with respect to Warranty Breaches exceeds $5 million and then only to the extent of such excess and (iii) the Sellers’ maximum liability for all Warranty Breaches shall not exceed $100 million.

(b)                                 Effective at and after the Closing, Buyer hereby indemnifies Delta and its Affiliates against and agrees to hold each of them harmless from any and all Damages actually suffered by Delta or any of its Affiliates arising out of any Warranty Breach or breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement (other than a representation, warranty, covenant or agreement made or to be performed pursuant to Article 8); provided that, with respect to indemnification by Buyer for Warranty Breaches pursuant to this Section, (i) with respect to any individual Warranty Breach, no such Warranty Breach shall be deemed to have occurred unless the amount of Damages with respect thereto exceeds $37,500, (ii) Buyer shall not be liable unless the aggregate amount of Damages with respect to Warranty Breaches exceeds $5 million and then only to the extent of such excess and (iii) Buyer’s maximum liability for all Warranty Breaches shall not exceed $100 million.

Section 11.03.  Procedures.  (a) The party seeking indemnification under Section 11.02 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding (“Claim”) in respect of which indemnity may be sought under such Section and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely affected the Indemnifying Party.

(b)                                 The Indemnifying Party shall be entitled to participate in the defense of any Claim asserted by any third party (“Third Party Claim”) and, subject to the limitations set forth in this Section, shall be entitled to assume the control of and appoint lead counsel for such defense, in each case at its expense.

(c)                                  If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 11.03, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, delayed or conditioned) before entering into any settlement of such Third Party Claim, but only if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim or if the settlement imposes injunctive or other equitable relief against the Indemnified Party, and (ii) the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose.  The fees and expenses of such separate counsel shall be paid by the Indemnified Party.  The Indemnifying Party shall have no indemnification obligations with respect to any Third Party Claim that shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned.

(d)                                 Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.  The Indemnified Party shall keep the Indemnifying Party fully informed of the defense of any Third Party Claim conducted by such Indemnified Party.

(e)                                  Each Indemnified Party shall use reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Damages payable under Section 11.02.

Section 11.04.  Calculation of Damages.  (a) The amount of any Damages payable under Section 11.02 by the Indemnifying Party shall be net of any (i) amounts recovered or recoverable by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor and (ii) amounts relating to such Damages paid or payable by the Indemnifying Party or any of its Affiliates to the Indemnified Party or any of its Affiliates under either of the Delta Connection Agreements.  If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, or pursuant to either of the Delta Connection Agreements, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

(b)                                 The Indemnifying Party shall not be liable under Section 11.02 for any (i) Damages relating to any matter to the extent that there is included in the Balance Sheet a specific liability or reserve relating to such matter, (ii) consequential or punitive Damages or (iii) Damages for lost profits.

Section 11.05.  Exclusivity.  Except as specifically set forth in this Agreement or in any Related Agreement, effective as of the Closing, Buyer and the Company waive any rights and claims they may have against either of the Sellers, whether in law or in equity, relating to the Company or the Shares or the transactions contemplated hereby.  The rights and claims waived by Buyer and the Company include claims for contribution or other rights of recovery arising out of or relating to any Environmental Law (whether now or hereinafter in effect), claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty.  After the Closing, Section 8.05 and Section 11.02 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby.  Except as specifically set forth in this Agreement or in any Related Agreement, effective as of the Closing, the Sellers waive any rights and claims they may have against Buyer and the Company relating to the transactions contemplated hereby or thereby.  The foregoing limitations shall not apply to any claims based on fraud.

Section 11.06.  Knowledge.  Notwithstanding anything in this Agreement to the contrary, the rights of the parties to indemnification based on the representations and warranties set forth in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) about the accuracy or inaccuracy of or compliance with, any such representation or warranty.

ARTICLE 12
TERMINATION

Section 12.01.  Grounds for Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                  by mutual written agreement of Delta and Buyer;

(b)                                 unless otherwise agreed to by Buyer and Delta, automatically if the Closing shall not have been consummated on or before October 31, 2005;

(c)                                  by either Delta or Buyer if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction; or

(d)                                 by Buyer if (i) Delta shall have filed a petition for relief under the Bankruptcy Code prior to the Closing or (ii) an involuntary petition for relief under the Bankruptcy Code is filed against Delta prior to the Closing by any party other than (x) Buyer or its Affiliates or (y) any Person acting at the direction of or in concert with Buyer or its Affiliates and such petition is not dismissed prior to the Closing;

The party desiring to terminate this Agreement pursuant to clauses (b), (c) or (d) of this Section 12.01 shall give notice of such termination to the other party.

Section 12.02.  Effect of Termination.  If this Agreement is terminated as permitted by Section 12.01, such termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement; provided that if such termination shall result from either party’s willful (i) failure to fulfill a condition to the performance of the obligations of the other party, (ii) failure to perform a covenant set forth in this Agreement or (iii) breach of any representation or warranty or agreement contained herein, such failing or breaching party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach.  The provisions of Section 6.01, 13.03, 13.05, 13.06 and 13.07 shall survive any termination hereof pursuant to Section 12.01.

ARTICLE 13
MISCELLANEOUS

Section 13.01.  Notices.  All notices and other communications hereunder shall be in writing (including facsimile transmission, with confirmation of receipt) and shall be deemed to have been duly given (i) when delivered personally or by facsimile, (ii) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), or (iii) three business days after being sent by registered or certified mail, return receipt requested, in each case to the other party at the following addresses (or to such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

if to Buyer to:

SkyWest, Inc.
444 South River Road
St. George, Utah 84790-2086
Attention: Chief Financial Officer
Facsimile No.: (435) 634-3305

with a copy to:

Parr Waddoups Brown Gee & Loveless
185 South State Street, Suite 1300
Salt Lake City, Utah 84111-1537
Attention: Kent H. Collins
Facsimile No.: (801) 532-7750

if to either of the Sellers, to:

Delta Air Lines, Inc.
1030 Delta Boulevard
Hartsfield Atlanta International Airport
Atlanta, Georgia 30320-6001
Attention:  EVP & CFO
Facsimile No.: (404) 715-4098

with a copy to:

Law Department (#981)
Delta Air Lines, Inc.
1030 Delta Boulevard
Hartsfield Atlanta International Airport
Atlanta, Georgia 30320-6001
Attention:  SVP – General Counsel
Facsimile No.:  (404) 715-2233

with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York  10017
Attention:  Paul R. Kingsley
Facsimile No.:  (212) 450 3800

; provided that any communication by facsimile shall be confirmed by a copy sent via overnight mail to the physical address of the recipient set forth above.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 13.02.  Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)                                 No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 13.03.  Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 13.04.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 13.05.  Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

Section 13.06.  Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York, New York, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.01 shall be deemed effective service of process on such party.

Section 13.07.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.08.  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of New York or any New York state court sitting in New York, New York, in addition to any other remedy to which they are entitled at law or in equity.

Section 13.09.  Counterparts; Effectiveness; Third-Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 13.10.  Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto), the Confidentiality Agreement and the Related Agreements constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 13.11.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 13.12.  Disclosure Schedules.  The parties acknowledge and agree that (i) the Schedules to this Agreement may include certain items and information solely for informational purposes for the convenience of Buyer, (ii) the disclosure by the Sellers of any matter in the Schedules shall not be deemed to constitute an acknowledgment by the Sellers that the matter is required to be disclosed by the terms of this Agreement or that the matter is material and (iii) matters disclosed on any Schedule to this Agreement shall be deemed disclosed and incorporated in any other Schedule where it is reasonably apparent that such information is relevant to such other Schedule.

Section 13.13.  Construction.  This Agreement shall be construed as though all parties had drafted it.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SKYWEST, INC.

By:	/s/ Bradford R. Rich
Name: Bradford R. Rich
Title: EVP, CFO and Treasurer

DELTA AIR LINES, INC.

By:	/s/ Gerald Grinstein
Name: Gerald Grinstein
Title: Chief Executive Officer

ASA HOLDINGS, INC.

By:	/s/ William E. Barnette
Name: William E. Barnette
Title: President

SKYWEST, INC.

By:	/s/ Jerry C. Atkin
Name: Jerry C. Atkin
Title: President

SCHEDULE 1.01

ACCOUNTING COMPONENTS

The accounting items identified by capitalized terms in the definitions of “Closing Intercompany Working Capital”, “Current Assets” and “Current Liabilities” shall consist of only the accounting components set forth under each such term below, which correspond to the accounting components of the same name included and identified within the applicable line items in the Balance Sheet.

1.                         “Accounts Receivable, net of the Allowance for Doubtful Accounts” shall only include:

(a)          “AR_TRADE” (Accounts Receivable Trade)

(b)         “AR_EMPLOYEE” (Accounts Receivable Employee)

(c)          “AR_GOVT” (Accounts Receivable Government)

(d)         “AR_NOTE_INT” (Accounts Receivable Notes Interest)

(e)          “AR_OTH” (Other Accounts Receivable) and

(f)            “AR_BD” (Bad Debt).

2.                         “Accrued Liabilities” shall only include:

(a)          “AP_OTH_ACCR” (Other Accrued Expenses)

(b)         “ACCR_RENT_ST” (Accrued Rent) and

(c)          “AP_ACCR_INT” (Accrued Interest)

3.                         “Accrued Salaries and Vacation Pay” shall only include:

(a)          “SAL_PAY” (Salaries Payable) excluding the amount accrued for potential pilot salary increases ($14,440,024.15 as of July 31, 2005 and growing at $382,053 per month)

(b)         “AP_EE_BWA” (Employee Benefit Withholding Accrual) and

(c)          “VAC_PAY” (Vacation Accrual).

4.                         “Accrued Taxes” shall only include:

(a)          “2140110” (State Income Tax Accrual)

(b)         “2140120” (Franchise Tax Accrual)

(c)          “2140130” (Property Tax Accrual)

(d)         “2140140” (Use Tax Approval)

(e)          “2140175” (Sales Tax Collected) and

(f)            “2140185” (Goods & Services Tax Payable-Canada).

5.                         “Intercompany Payables” shall only include:

(a)          “2120510” (Intercompany Payable-Non-Auto. Postings)

(b)         “2120550” (Intercompany Payable-Automatic Postings) and

(c)          “2120104” (Intercompany AP-Reconciliation Account).

6.                         “Intercompany Receivables” shall only include:

(a)          “1270050” (Intercompany Receivable-Automatic Posting)

(b)         “1270060” (Intercompany Receivable-Non-Auto Posting) and

(c)          “1270201” (A/R Intercompany Account Reconciliation).

7.                         “Payables” shall only include:

(a)          “AP_TRADE” (Accounts Payable Trade)

(b)         “AP_FUEL” (Accounts Payable Fuel and Fuel Tax)

(c)          “AP_CONTRACT” (Contract Accruals)

(d)         “AP_DIV_ACCR” (Divisional Accruals) and

(e)          “AP_ACCR_PROF_FEE” (Accrued Professional Fees).

8.                         “Prepaid Expenses” shall only include:

(a)          “PPD_FUEL” (Prepaid Fuel)

(b)         “PPD_EXP” (Prepaid Expenses) including account “1410125” (Prepaid Rent -Aircraft Leases) and

(c)          “OTH_CA” (Other Current Assets).

9.                         “Spare Parts and Supplies” shall only include “PPD_SPARES” (Spare Parts and Supplies).

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Schedule 2.01

Contingent Additional Amount and Escrow Agreement

Capitalized terms used but not defined in this Schedule 2.01 shall have the meanings given to them in the Stock Purchase Agreement (“Stock Purchase Agreement”) dated August 15, 2005 among SkyWest, Inc., Delta Air Lines, Inc. and ASA Holdings, Inc.

Definitions

“Accredited Investor” has the meaning set forth in Rule 501 of Regulation D under the Securities Act.

“Adjustment Amount” means the amount of any Purchase Price adjustment payment required to be made to Buyer in accordance with the provisions set forth in Section 2.04 of the Stock Purchase Agreement (together with any interest thereon).

“Adjustment Date” means the date on which the payment contemplated by Section 2.04(d) of the Stock Purchase Agreement or the reduction contemplated in Section 2.04(e) of the Stock Purchase Agreement is made.

“ASAH Account” means an account designated by ASAH with notice to Buyer and Escrow Agent.

“ASAH Trigger Date” means the earlier of (a) the first Business Day, if ever, following the occurrence of a Delta Bankruptcy Event and an ASAH Bankruptcy Event on which (A) an order of the Bankruptcy Court approving the assumption by Delta pursuant to Section 365(a) of the Bankruptcy Code of each of the Delta Connection Agreements becomes a Final Order, which (i) provides, to the extent required by Section 365 of the Bankruptcy Code, for the cure of all defaults by Delta under the Delta Connection Agreements (other than, with respect to any such agreement, any alleged defaults of a type arising from time to time in the ordinary course of the administration of such agreement, e.g., alleged defaults arising from good faith disputes relating to the verification of factual matters relevant to such agreement or the interpretation of one or more terms of such agreement), (ii) waives, on behalf of Delta and its estate and ASAH and its estate, all avoidance actions pursuant to Chapter 5 of the Bankruptcy Code including under any state fraudulent transfer or similar laws

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against any of SkyWest, Buyer and ASA to the extent arising out of or in connection with the Stock Purchase Agreement or any of the Delta Connection Agreements, (iii) is in form reasonably satisfactory to the Buyer in the exercise of its reasonable judgment and (B) all defaults described in clause (A)(i) above shall have been cured, and (b) the Regular Release Date; provided that if, on or before the Regular Release Date, a Delta Bankruptcy Event or ASAH Bankruptcy Event occurs, then the Regular Release Date shall be extended to the later of the Regular Release Date and the applicable Extension Date. Notwithstanding anything to the contrary in this Schedule 2.01, the date of a Final Order for a Good Cause Termination shall be deemed to be an ASAH Trigger Date.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. §§ 101 et seq.), as amended from time to time, and any reference to a specific section of the Bankruptcy Code includes any successor provision thereto.

“Bankruptcy Court” means, with reference to any voluntary or involuntary case commenced by or against any Person under the Bankruptcy Code, the court presiding over such case.

“Bankruptcy Event” means, with respect to any Person:

(i)                                     the commencement of a voluntary case or other proceeding by such Person seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or the consent by such Person to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or the making of a general assignment for the benefit of creditors by such Person (any such event, a “Voluntary Bankruptcy Event” with respect to such Person); or

(ii)                                  the commencement of an involuntary case or other proceeding against such Person seeking

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liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, which involuntary case or other proceeding shall, remain undismissed and unstayed for a period of 60 calendar days; or the entry of an order for relief against such Person under the Bankruptcy Code (any such event, an “Involuntary  Bankruptcy Event” with respect to such Person).

A Bankruptcy Event, Voluntary Bankruptcy Event or Involuntary Bankruptcy Event occurring with respect to Delta may be referred to as a “Delta Bankruptcy Event”, a “Delta Voluntary Bankruptcy Event” or a “Delta Involuntary Bankruptcy Event”, respectively.

A Bankruptcy Event, Voluntary Bankruptcy Event or Involuntary Bankruptcy Event occurring with respect to ASAH may be referred to as an “ASAH Bankruptcy Event”, an “ASAH Voluntary Bankruptcy Event” or an “ASAH Involuntary Bankruptcy Event”, respectively.

“Buyer Account” means an account designated by Buyer with notice to ASAH and Escrow Agent.

“Buyer Trigger Date I” means the date upon which any Adjustment Amount is required to be paid to the Buyer pursuant to the provisions of the Stock Purchase Agreement.

“Buyer Trigger Date II” means if, prior to the Regular Release Date, there has been a Judicial Termination, then the date of such Judicial Termination.

“Escrow Account” means an account to be maintained with the Escrow Agent pursuant to the Escrow Agreement.

“Escrow Account Earnings” means the amounts from time to time deposited in the Escrow Account as interest, earnings or other income arising out of Permitted Investments of the Escrow Amount by the Escrow Agent.

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“Escrow Agent” means a bank or other institution mutually acceptable to the Buyer and ASAH and acting as the escrow agent under the Escrow Agreement.

“Escrow Amount” means, on any date, the amount then deposited in the Escrow Account pursuant to the Buyer’s obligation to deposit amounts as specified below under “Deposits to the Escrow Account.”

“Extension Date” means (a) if a Delta Involuntary Bankruptcy Event has occurred, the second Business Day following the date on which the relevant involuntary case or other proceeding is dismissed without any order for relief having been granted therein, but only if (i) such date occurs no later than 60 calendar days after the occurrence of such Bankruptcy Event and (ii) during such case or proceeding, Delta has not successfully rejected any Delta Connection Agreement pursuant to Section 365(a) of the Bankruptcy Code, or (b) if either (i) a Delta Involuntary Bankruptcy Event has occurred and the relevant case or proceeding has remained undismissed for a period of more than 60 calendar days or an order for relief has been granted therein or (ii) a Delta Voluntary Bankruptcy Event has occurred, the date, if ever, that is the second Business Day following the occurrence of the conditions set forth in clause (a) of the definition of ASAH Trigger Date.

“Final Order” means an order of the Bankruptcy Court (or other court having jurisdiction) as to which the time to appeal, petition for certiorari or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceeding for a new trial, reargument or rehearing is pending or, if an appeal, petition for certiorari, or other proceeding for a new trial, reargument or rehearing has been timely filed or taken, such order shall have been affirmed (or such appeal or petition has been dismissed as moot) by the highest court (or other tribunal having appellate jurisdiction over such order) to which the order was appealed or the petition for certiorari or motion for a new trial, reargument or rehearing has been denied, and the time to take any further appeal or to seek further certiorari or move for a new trial, reargument or rehearing has expired; provided however that for the determination of the ASAH Trigger Date, any order shall be deemed to be a Final Order hereunder if (i) the only

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appellant(s), petitioner(s) or movant(s) are acting pro se (other than a corporation or other legal entity represented by its in-house counsel or an individual who is an attorney or is an Accredited Investor), (ii) the only appellant(s), petitioner(s) or movant(s) are acting in concert with or at the behest of or with the support of the Buyer or SkyWest or any of their Affiliates or (iii) Buyer, SkyWest and their Affiliates are not actively and in good faith opposing any appeal, petition for certiorari, or other proceeding for a new trial, reargument or rehearing.

“Good Cause Termination” means the Final Order providing for or confirming a termination of any Delta Connection Agreement by Delta in accordance with the terms of such Delta Connection Agreement permitting such termination.

“Judicial Termination” means the termination, rejection or invalidation of any Delta Connection Agreement (i) by a Final Order entered pursuant to a motion, complaint or other legal process initiated or sought by Delta or (ii) by a Final Order under Section 365 of the Bankruptcy Code sought by Delta or any Person or Persons acting on behalf of its bankruptcy estate, provided that in each of the foregoing events, no person seeking such relief can be acting in concert with or at the behest of or with the support of the Buyer or SkyWest or any of their Affiliates. Notwithstanding anything to the contrary in this Schedule 2.01 a Good Cause Termination shall be deemed to not be a Judicial Termination.

“Permitted Investments” means (a) direct obligations of the United States of America; (b) obligations the principal of and interest on which are unconditionally guaranteed by the United States of America and that have a remaining term at the time of acquisition of not more than 90 days; (c) commercial paper rated at least “P-1” by Moody’s Investors Services, Inc. or at least “A-1” by Standard & Poor’s Ratings Group with a remaining term at the time of acquisition of not more than 90 days; or (d) certificates of deposit maturing within 90 days of acquisition thereof or demand deposits, in each case of a bank or trust company organized and doing business pursuant to the laws of the United States of America, or any state thereof, having combined capital surplus in excess of $500,000,000 and rated in one of the two highest rating categories (without

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regard to refinements within such rating categories) by Moody’s Investors Services, Inc. or Standard & Poor’s Ratings Group (a “United States Bank”), in each case at an account or accounts maintained at the Escrow Agent or such other United States Bank as is designated by Escrow Agent, subject to the written consent of ASAH and Buyer (which consent shall not be unreasonably withheld or delayed).  The Permitted Investments may be changed from time to time by the written notice of ASAH and Buyer to the Escrow Agent.

“Regular Release Date” means the fourth anniversary of Closing Date.

“Top-Up Amount” means, on any given date, the Contingent Additional Amount minus the Escrow Amount.

Escrow Agreement

Each of Buyer and ASAH shall make their best efforts to enter into an Escrow Agreement after the date of the Stock Purchase Agreement, and in all events on or prior to Closing, with a mutually satisfactory escrow agent. Such Escrow Agreement shall be in customary form and shall substantially reflect the terms and conditions specified in this Schedule 2.01.

Payment of Contingent Additional Amount

The Contingent Additional Amount (which includes the Escrow Amount payable from the Escrow Account and the Top-Up Amount payable by the Buyer) shall be paid,  discharged or cancelled in the following manner:

(i)                                     If the ASAH Trigger Date occurs, then immediately following the tenth Business Day following receipt by the Escrow Agent and Buyer of a notice from ASAH of the occurrence of the ASAH Trigger Date, (A) Buyer shall pay and transfer the Top-Up Amount to the ASAH Account and (B) the Escrow Agent shall transfer the Escrow Amount (together with any Escrow Account Earnings then held in the Escrow Account) less $5,000,000 (the “Withheld Amount”) to the ASAH Account, which Withheld Amount shall be retained by the Escrow Agent for the purpose of payment of the Adjustment Amount, if any, and such Withheld Amount shall be used first to satisfy the Adjustment Amount, if any, and if any portion of such Withheld Amount remains in the Escrow Account following the

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settlement of purchase price adjustment under Article 2 of the Stock Purchase Agreement, then the Withheld Amount or if the Buyer Trigger Date I has occurred, the excess amount, if any, shall be distributed to the ASAH Account. Upon the occurrence of (A) and (B), Buyer’s obligation to pay the Contingent Additional Amount under Section 2.01 of the Stock Purchase Agreement shall be deemed to be fully paid and discharged. Notwithstanding anything to the contrary contained herein, if the ASAH Trigger Date occurs after the Adjustment Date, then the Escrow Agent shall not withhold the Withheld Amount.

(ii)                                  If the Buyer Trigger Date I occurs, then immediately following the tenth Business Day following receipt by the Escrow Agent and ASAH of a notice from Buyer of the occurrence of Buyer Trigger Date I, the Escrow Agent shall transfer the Adjustment Amount to the Buyer Account.

(iii)      If the Buyer Trigger Date II occurs, then immediately following the tenth Business Day following receipt by the Escrow Agent and ASAH of a notice from Buyer of the occurrence of Buyer Trigger Date II (A) the Escrow Agent shall transfer the Escrow Amount (together with any Escrow Account Earnings then held in the Escrow Account) to the Buyer Account and (B) ASAH shall pay and transfer an aggregate amount equal to all Escrow Account Earnings theretofore received by ASAH to the Buyer Account. Immediately upon the occurrence of the Buyer Trigger Date II, the Buyer’s obligation to pay the Contingent Additional Amount under Section 2.01 of the Stock Purchase Agreement shall be deemed to be cancelled and discharged.

Deposits to the Escrow Account

Until the earlier to occur of the ASAH Trigger Date and the Buyer Trigger Date II, the Buyer shall deposit the following amounts on the following dates into the Escrow Account (provided, however, Buyer’s obligation, if any, to pay Deposit Amounts into the Escrow Account automatically will be canceled and discharged upon the occurrence of the Buyer Trigger Date II):

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Deposit Date	Deposit Amount

Closing Date	$95,000,000
February 28, 2006	$3,000,000
March 31, 2006	$6,000,000
April 30, 2006	$6,000,000
May 31, 2006	$6,000,000
June 30, 2006	$6,000,000
July 31, 2006	$3,000,000

Offset by Delta

Notwithstanding anything to the contrary in the Stock Purchase Agreement or any Related Agreement, (A) in the event that the Buyer fails to deposit the applicable Deposit Amount on any Deposit Date, Delta shall be entitled to offset amounts that it may owe the Buyer or the Company or any of their Affiliates under any Delta Connection Agreement up to the applicable Deposit Amount and to the extent of such offset, the Contingent Additional Amount shall be automatically reduced and (B) in the event Buyer fails to pay the Top Up Amount when due and payable, Delta shall be entitled to offset amounts that it may owe the Buyer or the Company under any Delta Connection Agreement up to the Top Up Amount and to the extent of such offset, the Top Up Amount payable by the Buyer shall be automatically reduced.

Releases from the Escrow Account

The Escrow Agent shall release and transfer the Escrow Amount and any Escrow Account Earnings thereon only as set forth above and below and under the following circumstances:

(i)                                     To the ASAH Account, (A) not later than the fifth Business Day following the crediting of the Escrow Account Earnings into the Escrow Account, the Escrow Account Earnings; provided that the Escrow Agent has not theretofore received a notice of either the ASAH Trigger Date or the Buyer Trigger Date II, and (B) immediately following the tenth Business Day following receipt of a notice by the Escrow Agent and the Buyer from ASAH of the occurrence of the ASAH Trigger Date, the Escrow Amount (together with the Escrow Account Earnings then held in the Escrow Account) provided that if the Adjustment Date has not theretofore occurred, the Escrow Agent shall withhold the Withheld Amount from the Escrow Amount and

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after the occurrence of the Adjustment Date, the Escrow Agent shall transfer the Withheld Amount (or the remaining portion thereof after payment of the Adjustment Amount).

(ii)                                  To the Buyer Account, (A) immediately following the tenth Business Day following receipt of a notice by the Escrow Agent and ASAH from Buyer that the Escrow Amount exceeds the Contingent Additional Amount (as determined from time to time under the Stock Purchase Agreement), such excess amount, (B) immediately following the tenth Business Day following receipt of a notice by the Escrow Agent and the ASAH from Buyer of the occurrence of Buyer Trigger Date I, the Adjustment Amount, and (C) immediately following the tenth Business Day following receipt of a notice by the Escrow Agent and ASAH from Buyer of the occurrence of the Buyer Trigger Date II, the Escrow Amount (together with the Escrow Account Earnings then held in the Escrow Account).

(iii)                               In the event that the Escrow Agent receives a notice of a dispute with respect to the Escrow Amount (including the Adjustment Amount) from either the Buyer or ASAH, the Escrow Agent shall transfer the Escrow Amount (together with the Escrow Account Earnings then held in the Escrow Account and including the Adjustment Amount) only upon a Final Order of a court of competent jurisdiction to the party specified in such Final Order, or upon the joint instructions of the parties, subject to any applicable bankruptcy automatic stay.

Recoupment by Buyer

Notwithstanding anything to the contrary in the Stock Purchase Agreement or any Related Agreement, in the event that there is a Judicial Termination and in connection therewith the applicable court finds that the Contingent Additional Amount is nonetheless owed by the Buyer to ASAH, Delta and ASAH agree that the Buyer shall be entitled to the immediate release of the Escrow Amount to the Buyer Account and to recoup the Escrow Amount against any Damages found to be incurred or suffered by the Buyer and its Affiliates arising out of such Judicial Termination.  To the extent it is determined that any bankruptcy automatic stay may apply to such recoupment,

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the parties agree to waive and release the automatic stay to permit recoupment by Buyer.
Investment of Escrow Amount

The Escrow Agreement shall contain appropriate provisions requiring the Escrow Agent to invest the Escrow Amount in Permitted Investments and transfer any Escrow Account Earnings in accordance with the provisions of this Schedule 2.01. The Escrow Agent shall provide ASAH and Buyer with periodic statements reflecting transactions executed with respect to the Escrow Amount.

Escrow Agent Fees	The Escrow Agreement shall contain customary provisions for payment of Escrow Agent fees which shall be jointly borne by ASAH and Buyer.
Outstanding Amounts	Delinquent payments by any party to the other party shall bear interest at a per annum rate of 10%, unless a lower rate of interest is required under applicable law.
Duty to Support Assumption

Buyer, SkyWest and their Affiliates shall, in good faith, oppose any appeal, petition for certiorari, or other proceeding for a new trial, reargument or rehearing that may be brought by any appellant(s), petitioner(s) or movant(s) against an order of the Bankruptcy Court approving the assumption of the Delta Connection Agreements by Delta pursuant to Section 365(a) of the Bankruptcy Code; provided, however, nothing contained herein shall prevent Buyer, SkyWest and/or their Affiliates from contesting in good faith the amount or nature of any cure payments due to them under Section 365 of the Bankruptcy Code.

Automatic Stay

Each party to the Escrow Agreement acknowledges and agrees that (i) the automatic stay set forth in Section 362 of the Bankruptcy Code does not, and shall not be deemed to, prevent the sending or filing of any notices, the taking of any actions, or the making of any payments permitted or required to be given hereunder, and (ii) it will vigorously oppose any motion or application seeking to have the automatic stay applied to the Escrow Agreement or any action taken hereunder or in connection herewith.

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